Exhibit 10.1

EXECUTION VERSION

CREDIT AGREEMENT

Dated as of November 30, 2016

among

FRANKLIN STREET PROPERTIES CORP.,
as the Borrower,

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent,

and

The Other Lenders Party Hereto

JPMORGAN CHASE BANK, N.A.
 CITIZENS BANK, N.A.,
BANK OF MONTREAL,
as Joint Bookrunners and Joint Lead Arrangers,

and

CITIZENS BANK, N.A.,
BANK OF MONTREAL,
as Syndication Agents

i

SCHEDULE 1	—	Intentionally Omitted
SCHEDULE 2.01	—	Commitments and Applicable Percentages
SCHEDULE 5.05	—	Supplement to Interim Financial Statements
SCHEDULE 5.06	—	Litigation
SCHEDULE 5.09	—	Environmental Disclosure Items
SCHEDULE 5.12(d)	—	Pension Plan Obligations
SCHEDULE 5.13	—	Subsidiaries; Other Equity Investments
SCHEDULE 5.21	—	Eligible Unencumbered Property Pool Properties
SCHEDULE 7.02(g)	—	Investments
SCHEDULE 7.08	—	Transactions with Affiliates
SCHEDULE 7.09	—	Negative Pledges
SCHEDULE 10.02	—	Administrative Agent’s Office; Certain Addresses for Notices
SCHEDULE 10.06(b)(v)	—	Competitors of Borrower

EXHIBIT A	—	Form of Loan Notice
EXHIBIT B	—	Form of Opinion Matters
EXHIBIT D	—	Note
EXHIBIT E	—	Form of Compliance Certificate
EXHIBIT F 1	—	Form of Assignment and Assumption

EXHIBIT F 2	—	Form of Administrative Questionnaire
EXHIBIT G	—	Form of Subsidiary Guaranty
EXHIBIT H	—	Intentionally Omitted
EXHIBIT I 1	—	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT I 2	—	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT I 3	—	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT I 4	—	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

v

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of November 30, 2016 among FRANKLIN STREET PROPERTIES CORP., a Maryland corporation (the “Borrower”), each lender from time to time party hereto either as a result of such party’s execution of this Agreement as a “Lender” as of the date hereof or as a result of such party being made a “Lender” hereunder by virtue of an executed Assignment and Assumption (collectively, the “Lenders” and individually, a “Lender”) and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

WHEREAS, at the Borrower’s request, the Administrative Agent and the Lenders desire to make available to the Borrower a term loan facility in the aggregate principal amount of $150,000,000, in each case on the terms and conditions contained herein;

NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01.        Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Adjusted LIBO Rate” means, with respect to any Eurodollar Rate Loan for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Adjusted EBITDA” means, for the most recently ended fiscal quarter of Borrower, EBITDA of the Consolidated Parties less Capital Reserves for all Properties for such period.

“Administrative Agent” means JPMorgan Chase Bank, N.A. in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit F-2 or any other form approved by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.  In no event shall Administrative Agent or any Lender be deemed to be an Affiliate of the Borrower.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Credit Agreement.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that for the purpose of this definition, the Adjusted LIBO Rate for any day shall be based on the LIBO Screen Rate (or if the LIBO Screen Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate, respectively.

“Anti-Corruption Laws” means all laws, rules and regulation of any jurisdiction applicable to Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time, subject to adjustment as provided in this Agreement, and giving effect to any subsequent assignments permitted hereunder.  The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01.

“Applicable Rate” means, from time to time, the following percentages per annum, based upon the Borrower’s Credit Rating pursuant to the following grid:

LEVEL	CREDIT RATING	EURODOLLAR RATE MARGIN	BASE RATE MARGIN

I	BBB/Baa2 (or higher)	110.0 bps	10.0 bps
II	BBB-/Baa3	135.0 bps	35.0 bps
III	<BBB-/Baa3	185.0 bps	85.0 bps

During any period that the Borrower has two Credit Ratings that are not equivalent, then the Applicable Rate will be determined based on the higher rating.  During any period that the Borrower only has one Credit Rating, then the Applicable Rate will be determined based on that Credit Rating.  During any period that the Borrower has no Credit Rating, then the Applicable Rate will be determined based on Level III of the grid immediately above.  Any change in the Borrower’s Credit Rating which would cause it to move to a different Level shall be effective as of the first day of the first calendar month immediately following such change.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit F-1 or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2015 and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank of America Credit Agreement” means that certain Second Amended and Restated Credit Agreement dated as of October 29, 2014, as amended, by and among, inter alia, Borrower and Bank of America, N.A. and the documents, instruments and agreements in connection therewith.

“Bank of Montreal Credit Agreement” means that certain Amended and Restated Credit Agreement dated as of October 29, 2014, as amended, by and among, inter alia, Borrower and Bank of Montreal and the documents, instruments and agreements in connection therewith.

“Base Rate” means the Alternate Base Rate.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a borrowing consisting of a Loan and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, New York

City and, if such day relates to any Eurodollar Rate Loan, means any such day that is also a London Banking Day.

“Capitalization Rate” means seven percent (7.0%) for each CBD or Urban Infill Property and seven and one half percent (7.50%) for each Suburban Property.

“Capital Reserve” means for any period and with respect to a Property (other than any Projects Under Development), an amount equal to the product of (i) the gross leaseable area contained in such Property (in square feet), multiplied by (ii) $0.30 per annum.

“Cash Collateral” has the meaning set forth in clause (vi) of the definition of Permitted Liens.

“Cash Equivalents” means (a) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than twelve (12) months from the date of acquisition, (b) U.S. dollar denominated time deposits and certificates of deposit of (i) any Lender, (ii) any United States or Canadian commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (iii) any bank whose short term commercial paper rating from S&P is at least A-2 or the equivalent thereof or from Moody’s is at least P-2 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than two (2) years from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate commercial paper or notes issued by, or guaranteed by, any domestic corporation rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody’s and maturing within one (1) year of the date of acquisition, (d) repurchase agreements with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States of America in which any Consolidated Party shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations and (e) Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940, as amended, which are administered by reputable financial institutions having capital of at least $50,000,000 and the portfolios of which invest principally in Investments of the character described in the foregoing subdivisions (a) through (d).

“CBD or Urban Infill Property” means (a) any Property listed on Schedule 5.21 and identified as a CBD or Urban Infill Property, or (b) any other improved Property which is located in markets with characteristics similar to those identified in clause (a) and is designated by the Administrative Agent and the Borrower as a CBD or Urban Infill Property from time to time.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following:  (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, promulgation, implementation, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any

Governmental Authority (including, without limitation, all requests, rules, guidelines or directives in connection with Dodd Frank Wall Street Reform and Consumer Protection Act regardless of the date enacted, adopted or issued).  Notwithstanding the foregoing, for purposes of this Agreement, all requests, rules, guidelines or directives in connection with the Dodd Frank Wall Street Reform and Consumer Protection Act shall be deemed to be a Change in Law regardless of the date enacted, adopted, implemented or issued and all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) or the United States financial regulatory authorities shall be deemed to be a Change in Law regardless of the date adopted, issued, promulgated or implemented.

“Change of Control” means:  (a) an event or series of related events by which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 30% or more of the equity securities of Borrower entitled to vote for members of the board of directors or equivalent governing body of Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(b)           an event or series of events by which during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (in each case, such approval either by a specific vote or by approval of the Borrower’s proxy statement in which such member was named as a nominee for election as a director).

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment” means, as to each Lender, its obligation to make a Loan to the Borrower pursuant to Section 2.01, in an aggregate principal amount equal to the amount set forth opposite such Lender’s name on Schedule 2.01.

“Compliance Certificate” means a certificate substantially in the form of Exhibit E.

“Consolidated Parties” means a collective reference to Borrower and its consolidated Subsidiaries, as determined in accordance with GAAP; and “Consolidated Party” means any one of them.  Sponsored REITS shall be deemed not included as Consolidated Parties under this Agreement and the Loan Documents.

“Contractual Obligation” means, as to any Person, any material provision of any material security issued by such Person or of any material agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Extension” means a Borrowing.

“Credit Rating” means the rating assigned by a Rating Agency to the Borrower or to senior unsecured long term Indebtedness of the Borrower.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (i) the Base Rate plus (ii) any Applicable Rate applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.18(b), any Lender that, as determined by the Administrative Agent, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans, within three Business Days of the date required to be funded by it hereunder unless such Lender notifies the Administrative Agent or the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding set forth in Section 4.02 (each of which conditions precedent, together with any applicable default, shall be specifically identified in writing) has not been satisfied, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations (unless such writing states that such position is based on such Lender’s determination that a condition precedent to funding in Section 4.02 (which condition precedent, together with any applicable default, shall be specifically identified in such writing) cannot be satisfied), (c) has failed, within three Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such capacity, (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment, or (iv) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.18(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower and each other Lender promptly following such determination.

“Disposition” or “Dispose” means the sale, transfer, license, lease (including any ground lease) or other disposition (including any sale and leaseback transaction but excluding any real estate space lease made in a property by a Person in the normal course of such Person’s business operations) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.  For the avoidance of doubt, any assignment or other disposition for collateral or security purposes shall not constitute a Disposition under this Agreement and the other Loan Documents.

“Dollar” and “$” mean lawful money of the United States.

“EBITDA” means for the Consolidated Parties, for the most recently ended fiscal quarter of Borrower, without duplication, the sum of (a) net income of the Consolidated Parties, in each case, excluding any non recurring or extraordinary gains and losses and Hedge Ineffectiveness for such period (but including syndication fees), plus (b) an amount which, in the determination of net income for such period pursuant to clause (a) above, has been deducted for or in connection with (i) Interest Expense (plus, amortization of deferred financing costs, to the extent included in the determination of Interest Expense per GAAP), (ii) income taxes, and (iii) depreciation and amortization, all determined in accordance with GAAP for the prior quarter annualized plus (c) the Consolidated Parties’ Equity Percentage of the above attributable to Unconsolidated Affiliates.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.” “Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii), and (v) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).

“Eligible Unencumbered Property Pool” means, collectively, Properties of the Borrower and its Wholly Owned Subsidiaries and any 1031 Intermediary (other than unimproved land) each of which Properties meets the following criteria:

1.             The Property is 100% fee owned (or ground leased) by Borrower or any Wholly Owned Subsidiary or any 1031 Intermediary (ground leases to be Financeable Ground Leases approved by the Administrative Agent in its reasonable discretion, provided, however, that ground leases of real property ancillary to the primary use of a Property (such as a ground lease of parking facilities ancillary to a Property owned in fee by a Borrower) shall not require approval by the Administrative Agent);

2.             The Property is primarily an industrial, office, flex, or apartment property;

3.             The Property is located in the continental United States;

4.             The Property or ownership thereof is not subject to any Liens or Negative Pledges except for liens (and under documents related thereto) specified in subsections (i) (v), inclusive, of the definition of Permitted Liens and the owner of the Property does not have any Recourse Indebtedness (unless such owner is Borrower);

5.             The owner of the Property has the right to sell, transfer or dispose of such Property, provided that if any such Property is subject to a Financeable Ground Lease approved by Administrative Agent the owner shall be deemed to have the right to sell, transfer or dispose of such Property if the lessor is required to approve of or consent to any sale, transfer or disposition based on reasonable objective criteria as to the creditworthiness or line of business of the transferee or delivery of customary assignment and assumption agreements from the transferor and transferee; and

6.             The Property is free of all structural defects or major architectural deficiencies, title defects, Environmental Liability or other adverse matters that would materially impair the value of the Property.

“Embedded Derivative” is in the applicable definitions comprising interest rates or components thereof set forth in this Agreement that state that if the applicable rate (including the Eurodollar Rate) shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.  The Embedded Derivative resulted in Hedge Ineffectiveness, which is calculated quarterly.

“Environmental Complaint” means any complaint, order, demand, citation or notice threatened or issued in writing to any Consolidated Party by any Governmental Authority with regard to Releases or noise emissions in violation of Environmental Laws or any other alleged violation of Environmental Laws affecting any Consolidated Party or any of their respective Properties.

“Environmental Laws” means any and all federal, state and local statutes, laws, regulations, ordinances, governmental restrictions, rules and judgments, orders or decrees of any Governmental Authority with jurisdiction over the Property of a Consolidated Party relating to pollution and the protection of the environment from contamination by, or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Consolidated Party directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials on or from the Property of a Consolidated Party, or (c) the release or threatened release of any Hazardous Materials into the environment from a Property of a Consolidated Party.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Equity Percentage” means, with respect to any Person, the aggregate ownership percentage of such Person in each Unconsolidated Affiliate, which shall be calculated as follows:  (a) for calculation of Indebtedness or liabilities, such Person’s nominal capital ownership interest in the Unconsolidated Affiliate as set forth in the Unconsolidated Affiliate’s organizational documents, or, if greater, the amount or percentage of such items allocated to such Person, or for which such Person is directly or indirectly responsible, pursuant to the terms of the applicable joint venture agreement (or similar governing agreement) or applicable law and (b) for all other purposes, the greater of (i) such Person’s nominal capital ownership interest in the Unconsolidated Affiliate as set forth in the Unconsolidated Affiliate’s organizational documents, and (ii) such Person’s economic ownership interest in the Unconsolidated Affiliate, reflecting such Person’s share of income and expenses of the Unconsolidated Affiliate.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and

Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar Rate” means for any Interest Period with respect to a Eurodollar Rate Loan, the Adjusted LIBO Rate.  If the Eurodollar Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.  The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Statutory Reserve Rate.

“Eurodollar Rate Loan” means a Loan that bears interest based on the Eurodollar Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Subsidiary” means, as of any date of determination, (a) any Subsidiary that is not a Wholly Owned Subsidiary of the Borrower, (b) any Subsidiary that is an Immaterial Subsidiary, and (c) any Subsidiary (i) that holds title to assets which are collateral for any Secured Indebtedness of such Subsidiary or which is a Subsidiary that is a single asset entity and has incurred or assumed Nonrecourse Indebtedness; and (ii) which is prohibited from guarantying or otherwise being liable for the Indebtedness of any other person pursuant to (x) any document, instrument or agreement evidencing such Secured Indebtedness or Nonrecourse Indebtedness or (y) a provision of such Subsidiary’s organizational documents which provision was included in such Subsidiary’s organizational documents as a condition to the extension of such Secured Indebtedness or Nonrecourse Indebtedness.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) Taxes imposed on or measured by its overall net income (however denominated), and franchise Taxes imposed on it (in addition to or in lieu of net income Taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located or by any jurisdiction as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (or any political subdivision thereof), other than any such connection arising solely from such recipient having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document, (b) any branch profits Taxes imposed by the United States or any similar Tax imposed by any other jurisdiction in which the Borrower is located, (c) any backup withholding Tax that is required by the Code to be withheld from amounts payable to a Lender that has failed to comply with Section 3.01(e), (d) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 10.13), any withholding Tax that (i) is required to be imposed on amounts payable to such Foreign Lender pursuant to the Laws in force at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or (ii) is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to Section 3.01(a)(ii) or (c) and (e) any Taxes imposed under FATCA.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate, provided that if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to zero for the purposes of this Agreement.

“Fee Letter” means the letter agreement, dated November 22, 2016, among Borrower and JPM in its capacities as Administrative Agent and a Joint Lead Arranger, as amended or supplemented from time to time.

“Financeable Ground Lease” means, a ground lease that provides protections for a potential leasehold mortgagee (“Mortgagee”) which include, among other things (a) a remaining term, including any optional extension terms exercisable unilaterally by the tenant, of no less than twenty five (25) years from the Closing Date, (b) that the ground lease will not be terminated until the Mortgagee has received notice of a default, has had a reasonable opportunity to cure or complete foreclosure, and has failed to do so, (c) provision for a new lease on the same terms to the Mortgagee as tenant if the ground lease is terminated for any reason or other protective provisions reasonably acceptable to Administrative Agent, (d) non merger of the fee and leasehold estates, (e) transferability of the tenant’s interest under the ground lease without any requirement for consent of the ground lessor unless based on reasonable objective criteria as to the creditworthiness or line of business of the transferee or delivery of customary assignment and assumption agreements from the transferor and transferee, and (f) that insurance proceeds and condemnation awards from the leasehold interest will be applied pursuant to the terms of the applicable leasehold mortgage.

“Fixed Charges” means, for the Consolidated Parties, for the most recently ended fiscal quarter of Borrower, without duplication, the sum of (a) Interest Expense, plus (b) scheduled principal payments on Indebtedness, exclusive of (i) any voluntary prepayments made by a Consolidated Party and (ii) balloon, bullet or similar principal payments which repay Indebtedness in full, plus (c) Preferred Dividends paid during such period, if any, plus the Consolidated Parties’ Equity Percentage of the above clauses (a) and (b) for Unconsolidated Affiliates.

“Foreign Lender” means any Lender that is organized under the Laws of a jurisdiction other than that in which the Borrower is resident for tax purposes or any other Lender that is not a “United States Person” within the meaning of Section 7701(a)(30) of the Code.  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or the payment or performance of such Indebtedness, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness of any other Person, whether or not such Indebtedness is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other similar substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Ineffectiveness” means any amount recorded as hedge ineffectiveness in accordance with ASC 815 under GAAP related to any loan and any Swap Contract.

“Immaterial Subsidiary” means as of any date of determination, any Subsidiary holding assets (excluding earnest money deposits for the purchase of real estate) which contribute less than $100,000 to Total Asset Value.  Any Subsidiary formed for the purpose of purchasing real estate shall be deemed to be an Immaterial Subsidiary prior to purchase of such real estate and regardless of the amount of any earnest money deposit funded in connection therewith.

“Impacted Interest Period” has the meaning assigned to it in the definition of “LIBO Rate.”

“Indebtedness” means, without duplication, all obligations of the following types:

(a)           all obligations for borrowed money and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)           all direct or contingent obligations under letters of credit (including standby and commercial), bankers’ acceptances and similar instruments (including bank guaranties, surety bonds, comfort letters, keep-well agreements and capital maintenance agreements) to the extent such instruments or agreements support financial, rather than performance, obligations;

(c)           any net obligation under any Swap Contract, the amount of which on any date shall be deemed to be the Swap Termination Value thereof as of such date;

(d)           all obligations to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(e)           any capital lease or Synthetic Lease Obligation, the amount of which as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date;

(f)            all obligations to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, provided, the foregoing shall be excluded from Indebtedness if the obligation is neither scheduled nor permitted to become due and payable on or prior to the date on which the Obligations are scheduled to be due and payable in full; and

(g)           without duplication, all Guarantees in respect of any of the foregoing.

For all purposes hereof, the Indebtedness shall include the Indebtedness of any partnership or Joint Venture (other than a Joint Venture that is itself a corporation, limited partnership or limited liability company) in which a Person is a general partner or a joint venturer, unless such Indebtedness is Nonrecourse Indebtedness.  Indebtedness shall not include the Indebtedness of Sponsored REITs or the value of Hedge Ineffectiveness.

“Indemnified Taxes” means Taxes other than (i) Excluded Taxes and (ii) Other Taxes imposed under non US Law rather than US Law.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Intangible Assets” means goodwill, the purchase price of acquired assets in excess of fair market value thereof, trademarks, trade names, service marks, brand names, copyrights, patents and licenses, and rights with respect to the foregoing.

“Interest Expense” means for the Consolidated Parties, without duplication, total interest expense incurred (in accordance with GAAP), including capitalized interest plus the Consolidated Parties’ Equity Percentage of the same for Unconsolidated Affiliates.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each calendar month and the Maturity Date.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate

Loan and ending on the date one, two, three or six months thereafter (in each case subject to availability), as selected by the Borrower in its Loan Notice provided that:

(i)            any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Rate Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)           any Interest Period pertaining to a Eurodollar Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)          no Interest Period shall extend beyond the Maturity Date.

“Internal Control Event” means fraud that involves the officers of Borrower listed in clause (a) of the definition of “Responsible Officer” who have control over financial reporting, as described in the Securities Laws.

“Interpolated  Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period for which the LIBO Screen Rate is available that is shorter than the Impacted Interest Period; and (b) the LIBO Screen Rate for the shortest period (for which that LIBO Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the United States Internal Revenue Service.

“Joint Venture” shall mean any Person in which a Consolidated Party owns an Equity Interest, but that is not a Wholly Owned Subsidiary of such Consolidated Party.  Sponsored REITS shall not be Joint Ventures.

“Joint Venture Projects” shall mean all Projects with respect to which a Consolidated Party holds, directly or indirectly, an interest that is less than 100%.  Projects owned by Sponsored REITS shall not be Joint Venture Projects.

“Joint Lead Arrangers” means, collectively, (i) JPMorgan Chase Bank, N.A., (ii) Citizens Bank, N.A., and (iii) Bank of Montreal, each in its capacity as a joint bookrunner and joint lead arranger.

“JPM” means JPMorgan Chase Bank, N.A. and its successors.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” means each lender from time to time party hereto as a result of (i) such party’s execution of this Agreement as a “Lender” as of the Closing Date or (ii) such party being made a “Lender” hereunder by virtue of an executed Assignment and Assumption.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate.  Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.

“LIBO Rate” means, with respect to any Eurodollar Rate Loan for any Interest Period, the LIBO Screen Rate at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) then the LIBO Rate shall be the Interpolated Rate.

“LIBO Screen Rate”  means, for any day and time, with respect to any Eurodollar Rate Loan for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for U.S. Dollars for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion, provided that if the LIBO Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Lien” means any mortgage, pledge, hypothecation, assignment for security, encumbrance, lien (statutory or other excepting any liens for taxes not yet due and payable), charge, or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any other encumbrance on title to or ownership of real property securing the payment of money, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” and “Loans” have the respective meanings specified in Section 2.01.

“Loan Documents” means this Agreement, each Note, any Subsidiary Guaranty issued pursuant to Section 6.12 hereof, and any other documents, instruments or agreements executed and delivered by any Borrower related to the foregoing, including, without limitation, the Fee Letter but specifically excluding any Mandate Letter and attached Summary of Terms entered into in November, 2016, by and among the Borrower, Administrative Agent and any Joint Lead Arranger, and (ii) any Confidentiality Agreement entered into in November, 2016, by and among the Borrower, the Administrative Agent and any Joint Lead Arranger.

“Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect on, the operations, business, properties or financial condition  of the Consolidated Parties (including without limitation, Borrower), taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Documents or of the ability of the Borrower and the Subsidiary Guarantors taken as a whole to perform their obligations under the Loan Documents to which they are a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against Borrower or any Subsidiary Guarantor of any Loan Document to which it is a party.

“Maturity Date” means November 30, 2018.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” shall mean (a) any mortgage, deed of trust, deed to secure debt or similar security instrument (regardless of priority) made or to be made by any entity or person owning an interest in real estate granting a lien on such interest in real estate as security for the payment of Indebtedness and (b) any mezzanine indebtedness relating to such real estate interest and secured by the Equity Interests of the direct or indirect owner of such real estate interest.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA and subject to Title IV of ERISA, to which Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA and subject to Title IV of ERISA.

“Negative Pledge” shall mean with respect to a given asset, any provision of a document, instrument or agreement which prohibits the creation or assumption of any Lien on such asset as security for Indebtedness of the Person owning such asset or any other Person; provided, however, that the following shall not constitute a Negative Pledge: (i) an agreement that prohibits, restricts or conditions a Person’s ability to create or assume a Lien on its or its Subsidiary’s assets, provided that such agreement permits the creation or assumption of Liens upon the satisfaction or maintenance of one or more specified ratios, (ii) an agreement that uses such asset as a borrowing base measurement,  (iii) any Negative Pledge required by law; (iv) customary provisions in leases, licenses and other contracts restricting the pledge or assignment thereof; (v) Negative Pledges contained in any agreement relating to the sale of any Subsidiary or any assets pending such sale; provided, that in any such case, the Negative Pledge applies only to the Subsidiary or the assets that are the subject of such sale; and (vi) Negative Pledges contained in any Financeable Ground Leases approved by the Administrative Agent.

“Net Operating Income” or “NOI” means, for any Property owned by any Consolidated Party and for the most recently ended fiscal quarter of Borrower for which financial information has been, or simultaneously with such determination will be, delivered to the Administrative Agent, the sum of the following (without duplication and determined on a consistent basis with prior periods): (a) rents and other revenues received or earned in the ordinary course from such Property (including, without limitation, (i) revenues from the straight-lining of rents; and (ii) proceeds of rent loss or business interruption insurance but excluding pre-paid rents and revenues and security deposits except to the extent applied in satisfaction of tenants’ obligations for rent) minus (b) all expenses paid, excluding interest and Hedge Ineffectiveness, and inclusive of an appropriate accrual for expenses related to the ownership, operation or maintenance of such Property during the respective period, including but not limited to property taxes, assessments and the like, insurance, utilities, payroll costs, maintenance, repair and landscaping expenses, marketing expenses, and general and administrative expenses (including an appropriate allocation for legal, accounting, advertising, marketing and other expenses incurred in connection with such Property, as applicable, but specifically excluding general overhead expenses of the Borrower or any Subsidiary and any property management fees) minus (c) the Capital Reserves for such Property as of the end of such period minus (d) without duplication an imputed management fee in the amount of 3% of the gross revenues for such Property for such period.

“Nonrecourse Indebtedness” means Secured Indebtedness that is only recourse to all assets of a Person as a result of customary exceptions to non-recourse liability such as fraud, misapplication of funds, environmental indemnities, and other similar exceptions and is otherwise contractually limited to specific assets of a Person encumbered by a lien securing such indebtedness.

“Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit D.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received to the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, Borrower arising under any Loan Document with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees under the Loan Documents that accrue after the commencement by or against Borrower of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies imposed under U.S. Law arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, except for any Excluded Taxes.

“Outstanding Amount” means the aggregate outstanding principal amount of the Loans.

“Participant” has the meaning specified in Section 10.06(d).

“Participant Register” has the meaning specified in Section 10.06(d).

“PATRIOT Act” means the USA PATRIOT Act (Title III of PUB. L. 107 56 (signed into law October 26, 2001), as amended from time to time and any successor statute.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permitted Liens” means (i) liens for taxes, assessments or governmental charges unpaid and diligently contested in good faith by the Borrower or a Subsidiary unless payment is required prior to the contesting of any such taxes and provided no enforcement proceedings have been commenced with respect to any lien filed in connection with such dispute and adequate reserves have been established (or are adequately bonded) for such taxes, assessments or governmental charges; (ii) liens for taxes, assessments or governmental charges not yet due and payable; (iii) (A) liens for labor, materials or supplies and any other liens (exclusive of those securing Indebtedness) which do not materially interfere with the use of the Properties comprising the Eligible Unencumbered Property Pool or the operation of the business of the Borrower or a Subsidiary and are either bonded or do not exceed in the aggregate at any one time $5,000,000.00; and (B) zoning restrictions, easements, rights of way, covenants, reservations and other rights, restrictions or encumbrances on use, which do not materially interfere with the use of the Properties comprising the Eligible Unencumbered Property Pool or the operation of the business of the Borrower; (iv) liens in favor of Borrower or a Wholly Owned Subsidiary in connection with a 1031 Property; (v) liens deemed to occur by virtue of investments described in clause (d) of the definition of Cash Equivalents; (vi) liens on cash and cash equivalents pledged to or for the benefit of any agent, letter of credit issuer, swingline lender or lender under any loan agreement (including the Bank of America Credit Agreement or the Bank of Montreal Credit Agreement) to secure any exposure resulting from one or more lenders becoming a defaulting lender (“Cash Collateral”); (vii) Liens consisting of deposits or pledges made, in the ordinary course of business, in connection with, or to secure payment of, obligations under workmen’s compensation, unemployment insurance or similar applicable Laws; (viii) Liens and rights of pledge and setoff of banks, financial institutions and securities intermediaries in respect of deposits and accounts maintained in the ordinary course of business and not securing Indebtedness; (ix) Liens solely on any cash earnest money deposits made by the Borrower or a Subsidiary in connection with any letter of intent or purchase agreement; and (x) liens on property existing at the time of acquisition and refinancing of such liens, liens securing Secured Indebtedness, liens on the Equity Interests of Excluded Subsidiaries, and liens securing judgments not constituting an Event of Default under Section 8.01(h), all in amounts complying with the applicable financial covenants set forth in Section 7.11 hereof.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of Borrower or any ERISA Affiliate or any such Plan to which Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees and not excluded under Section 4 of ERISA.

“Platform” has the meaning specified in Section 6.02.

“Preferred Dividends” shall mean, with respect to any Person, dividends or other distributions which are payable to holders of any Equity Interests in such Person which entitle the holders of such Equity Interests to be paid on a preferred basis prior to dividends or other distributions to the holders of other types of Equity Interests in such Person.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPM as its prime rate in effect at its office located at 270 Park Avenue, New York, New York, or another location designated by JPM or its permitted successor hereunder; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Projects” shall mean any and all parcels of real property owned by any Consolidated Party or with respect to which the Consolidated Party owns an interest (whether directly or indirectly) on which are located improvements with a gross leasable area in excess of 50,000 square feet or with respect to which construction and development of such improvements are under development.

“Projects Under Development” means any Project under development or redevelopment by any Consolidated Party (a) classified as construction in progress on Borrower’s quarterly financial statements; or (b) as to which a certificate of occupancy has not been issued.

“Properties” means, as of any date of determination, interests in real property, together with all improvements thereon, owned by Borrower or any Consolidated Party, as applicable; and “Property” means any one of them.

“Public Lender” has the meaning specified in Section 6.02.

“Rating Agency” means S&P, Moody’s or any other nationally recognized securities rating agency selected by the Borrower and approved of by the Administrative Agent in writing.

“Recourse Indebtedness” means any Indebtedness other than Nonrecourse Indebtedness.

“Reference Banks” means four major banks in the London Interbank Market.

“Register” has the meaning specified in Section 10.06(c).

“Registered Public Accounting Firm” has the meaning specified in the Securities Laws and shall be independent of the Borrower as prescribed by the Securities Laws.

“REIT” means a Person qualifying for treatment as a “real estate investment trust” under the Code.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, or migration of Hazardous Materials into the environment, or into or out of any Property of a Consolidated Party, including the movement of any Hazardous Materials through or in the air, soil, surface water, groundwater, of any Property of a Consolidated Party.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Credit Extension” means a Loan Notice.

“Required Lenders” means, as of any date of determination, not less than two (2) Lenders holding in the aggregate at least 51% of the Outstanding Amount; provided, that the Commitment of, and the portion of the Outstanding Amount held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Requirements” means any law, ordinance, code, order, rule or regulation of any Governmental Authority relating in any way to the acquisition, ownership, construction, use, occupancy and operation of the Properties comprising the Eligible Unencumbered Property Pool.

“Responsible Officer” means, as applicable, (a) the chief executive officer, president, chief operating officer, chief investment officer, chief financial officer, treasurer, assistant treasurer, general counsel or controller of Borrower or the president of FSP Property Management LLC, and (b) solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary or assistant secretary of Borrower, and (c) solely for purposes of notices given pursuant to Article II, any other officer of Borrower so designated by any of the foregoing officers in a notice to Administrative Agent and (d) solely for purposes of the delivery of any covenant compliance and/or absence of default certifications pursuant to Sections 4.01, 4.02 and 6.02(a) the chief executive officer, president, chief financial officer or treasurer of Borrower.  Any document delivered hereunder that is signed by a Responsible Officer shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of Borrower.

“Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of the Equity Interests of any Consolidated Party, now or hereafter outstanding (excluding any payment of dividends or other distributions by Borrower based on Borrower’s good faith estimate of its projected or estimated taxable income or otherwise as necessary to retain Borrower’s status as a REIT, to meet the distribution requirements of Section 857 of the Internal Revenue Code or to eliminate any Taxes to which Borrower would otherwise be subject), (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of the Equity Interests of any Consolidated Party, now or hereafter outstanding, and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of the Equity Interests of any Consolidated Party, now or hereafter outstanding.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Sudan, Syria and Crimea).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, including any Person named as a “Specially Designated National and Blocked Person” (an “SDN”) on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list (the “SDN List”) or (b) any Person in which a Person on the SDN List has 50% or greater ownership interest or that is otherwise controlled by an SDN.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State.

“Sarbanes Oxley” means the Sarbanes Oxley Act of 2002.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc. and any successor thereto.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Indebtedness” means all Indebtedness of a Person that is secured by a mortgage, deed of trust, lien, pledge, encumbrance or other security interest.

“Securities Holdings” shall mean common stock, preferred stock, other capital stock, beneficial interests in trusts, membership interests in limited liability companies and other Equity Interests in entities (other than consolidated Subsidiaries, unconsolidated Subsidiaries and Sponsored REITS, and other than property that is included as “Cash Equivalents,” “Cash” or “Marketable Securities” on Borrower’s balance sheet).  The value of Securities Holdings shall be calculated on the basis of the lower of cost or market value as shown on Borrower’s balance sheet.

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.

“Significant Acquisition” means an acquisition (in one transaction or a series of related transactions) of (i) one or more entities (excluding Sponsored REITS) for a purchase price in excess of 10% of Total Asset Value as of the last day for which financial statements were delivered under Section 6.01(a) or 6.01(b), or (ii) one or more properties for an amount in excess of 10% of Total Asset Value as of the last day for which financial statements were delivered under Section 6.01(a) or 6.01(b).

“Sponsored REIT” shall have the same meaning as such term is used in Borrower’s filings with the SEC.  For the avoidance of doubt, a “Sponsored REIT” shall include a Wholly Owned Subsidiary of Borrower during the period prior to its syndication.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board of Governors of the Federal Reserve System of the United States of America (the “Board”) to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board).  Such reserve percentage shall include those imposed pursuant to such Regulation D.  Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.  Sponsored REITs shall not be considered Subsidiaries.

“Subsidiary Guarantor” means any Subsidiary that is a guarantor of the Obligations pursuant to Section 6.12 hereof.

“Subsidiary Guaranty” means a Guarantee of the Obligations entered into by a Subsidiary Guarantor pursuant to Section 6.12 hereof.

“Suburban Property” means (a) any Property listed on Schedule 5.21 and identified as a Suburban Property, or (b) any other improved Property that does not meet the definition of a CBD or Urban Infill Property.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement used to document transactions of the type set forth in clause (a) hereof (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark to market value(s) for such Swap Contracts, as determined based upon one or more readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender) or any independent valuation source reasonably acceptable to the Administrative Agent (Administrative Agent agrees that Chatham Financial is a reasonably acceptable independent valuation source).

“Syndication Agent” means Citizens Bank, N.A. and Bank of Montreal, each in its capacity as syndication agent, or any successor syndication agent.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so called synthetic, off balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taking” means any condemnation for public use of, or damage by reason of, the action of any Governmental Authority, or any transfer by private sale in lieu thereof, either temporarily or permanently.

“Tangible Net Worth” means, for the Consolidated Parties, as of the most recently ended fiscal quarter of Borrower, the excess of Total Assets over Total Liabilities, and less the sum of:

(a)                                 the total book value of all assets of the Consolidated Parties properly classified as Intangible Assets; plus

(b)                                 all amounts representing any write-up in the book value of any assets of the Consolidated Parties resulting from a revaluation thereof subsequent to the balance sheet date; plus

(c)                                  to the extent otherwise includable in the computation of Tangible Net Worth, any subscriptions receivable.

Total Assets and Total Liabilities shall also exclude an asset or liability created by the Swap Termination Value and Hedge Ineffectiveness.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges in the nature of a tax imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Threshold Amount” means without duplication (a) with respect to Nonrecourse Indebtedness, such Indebtedness having an aggregate outstanding principal amount of at least $40,000,000 individually or when aggregated with all such Indebtedness and (b) with respect to any other Indebtedness of such Person, such Indebtedness having an aggregate outstanding principal amount of at least $20,000,000 individually or when aggregated with all such Indebtedness.  For clarification purposes, no Indebtedness and no Guarantee shall be attributed to any Person hereunder (for purposes of determination of the Threshold Amount of Indebtedness of a Person, including whether or not such Indebtedness is Nonrecourse Indebtedness unless such Person is the borrower, guarantor or primary obligor thereof and, if a guarantor, such Indebtedness or Guarantee, as applicable, shall be deemed to be in the amount of such guaranty (and shall exclude any and all guaranties that are not in liquidated amounts).

“Total Assets” means all assets of the Consolidated Parties determined in accordance with GAAP.

“Total Asset Value” means, without duplication, for the most recently ended fiscal quarter of Borrower, with respect to the Consolidated Parties on a consolidated basis, the sum of (a) the quotient of annualized NOI for such fiscal quarter minus the aggregate amount of NOI attributable to each Property sold or otherwise disposed of during such fiscal quarter minus the aggregate amount of NOI attributable to each Property acquired during the last four fiscal quarters, divided by the Capitalization Rate plus (b) the acquisition cost of each Property acquired during such prior four fiscal quarters, plus (c) unrestricted cash and Cash Equivalents, plus (d) the book value of unimproved land holdings, plus (e) the book value of construction in progress, plus (f) the carrying value of performing mortgage loans to Sponsored REITs, plus (g) the carrying value of preferred stock investments in Sponsored REITs as shown on Borrower’s financial statements.

“Total Indebtedness” means all Indebtedness of the Consolidated Parties determined on a consolidated basis plus the Consolidated Parties’ Equity Percentage of Indebtedness of Unconsolidated Affiliates.

“Total Liabilities” means all liabilities of the Consolidated Parties determined in accordance with GAAP.

“Total Secured Indebtedness” means, all Indebtedness of the Consolidated Parties that is secured by a mortgage, deed of trust, lien, pledge, encumbrance or other security interest, and the Consolidated Parties’ Equity Percentage of the above of Unconsolidated Affiliates.

“Type” means its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UK Bribery Act 2010” means an Act of the Parliament of the United Kingdom that covers the criminal law relating to bribery.

“Unconsolidated Affiliate(s)” means, with respect to any Person (the “parent”), at any date, any corporation, limited liability company, partnership, association or other entity that is an Affiliate of such Person, the accounts of which would not be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with full consolidation method GAAP as of such date.  Unless otherwise specified, all references herein to “Unconsolidated Affiliate” or to “Unconsolidated Affiliates” shall refer to an Unconsolidated Affiliate or Unconsolidated Affiliates of the Consolidated Parties.  Unconsolidated Affiliates shall not include any Sponsored REIT.

“Unencumbered Asset Value” means, without duplication, for the most recently ended fiscal quarter of Borrower, with respect to the Eligible Unencumbered Property Pool, the sum of (a) the quotient of annualized Unencumbered NOI for such fiscal quarter minus the aggregate amount of NOI attributable to each Property sold or  removed from the Eligible Unencumbered Property Pool during such fiscal quarter minus the aggregate amount of NOI attributable to each Property acquired or added to the Eligible Unencumbered Property Pool during the last four fiscal quarters, divided by the Capitalization Rate, plus (b) the acquisition cost of each Property acquired or added to the Eligible Unencumbered Property Pool during such prior four fiscal quarters.  For the purposes of calculating the Unencumbered Asset Value, the value of any one Property in the Eligible Unencumbered Property Pool may not exceed 20% of the aggregate value of the Eligible Unencumbered Property Pool.

“Unencumbered NOI” means, the Net Operating Income from the entire Eligible Unencumbered Property Pool for the fiscal quarter most recently ending.

“United States” and “U.S.” mean the United States of America.

“United States Foreign Corrupt Practices Act of 1977” means the act codified at 15 U.S.C. Section 78dd-1 et seq.

“Unsecured Indebtedness” means all Indebtedness which is not secured by a Lien on any property.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 3.01(e)(ii)(B).

“Voting Stock” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

“Wholly Owned Subsidiary” of a Person means (i) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly Owned Subsidiaries of such Person, or by such Person and one or more Wholly Owned Subsidiaries of such Person, or (ii) any partnership, limited liability company, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.  Except as otherwise specifically noted, each reference to “Wholly Owned Subsidiary” contained herein shall be to Subsidiaries of the Consolidated Parties meeting the qualifications noted above.  Sponsored REITs shall not be considered Wholly Owned Subsidiaries.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

“1031 Intermediary” means a Person in such person’s capacity as an intermediary or accommodation holder in connection with an exchange of property by Borrower or a Wholly Owned Subsidiary intended to qualify under Section 1031 of the Code.

“1031 Property” means a property whose legal title or other indicia of ownership is held by a 1031 Intermediary for the benefit of Borrower or a Wholly Owned Subsidiary as part of a 1031 tax exchange intended to qualify under Section 1031 of the Code.

Section 1.02.                         Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)                                 The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)                                 In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)                                  Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d)                                 All references herein to the “knowledge” of the Borrower shall be deemed to mean the actual knowledge of the chief executive officer, president, chief financial officer, treasurer, secretary, assistant secretary, chief operating officer or general counsel of Borrower.

Section 1.03.                         Accounting Terms.  Generally, all accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect on the date of this Agreement (subject to subsection (a) below) from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.  Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470 20 on financial liabilities shall be disregarded.

(a)                                 Changes in GAAP.  If at any time any change in GAAP (or any requirement with respect to  adoption of International Financial Reporting Standards) would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (or any requirement with respect to adoption of International Financial Reporting Standards) (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein (or prior to such requirement with respect to adoption of International Financial Reporting Standards) and (ii) Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP (or before and after giving effect to such requirement with respect to adoption of International Financial Reporting Standards).

(b)                                 Consolidation of Variable Interest Entities.  All references herein to consolidated financial statements of the Borrower and its Subsidiaries or to the determination of any amount for the Borrower and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that Borrower is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined herein.

Section 1.04.                         Rounding.  Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding up if there is no nearest number).

Section 1.05.                         Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.06.                         Reserved

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

Section 2.01.                         Loans.  Subject to the terms and conditions set forth herein, each Lender severally agrees to make a term loan (each such loan, a “Loan” and all such loans, collectively, the “Loans”) to the Borrower in the amount of such Lender’s Commitment.  The Loans of each Lender will be advanced in a single Borrowing on the Closing Date ratably in proportion to the ratio that their respective Commitments bear to the Aggregate Commitment.  Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

Section 2.02.                         Borrowings, Conversions and Continuations of Loans.  (a) The Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by (A) telephone, or (B) a Loan Notice; provided that any telephonic notice must be confirmed promptly by delivery to the Administrative Agent of a Loan Notice.  Each such Loan Notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans.  Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof.  Each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof.  Each Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto.  If the Borrower fails to specify a Type of Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, a one (1) month Eurodollar Rate Loan.  Any such automatic conversion to one (1) month Eurodollar Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b)                                 Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Loans (provided, however, that in the case of Borrowings of Eurodollar Loans, such notice shall be given to each Lender not later than 11:00 a.m. two Business Days prior to the requested date of such Borrowing), and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection.  In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice.  Upon satisfaction of the applicable conditions set forth in Sections 4.01 and 4.02, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of JPM with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(c)                                  Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan.  During the existence of a Default, the Required Lenders may elect not to permit any Loans to be made as, converted to or continued as Eurodollar Rate Loans.

(d)                                 The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate.  At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in JPM’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)                                  After giving effect to the Borrowing, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than six Interest Periods in effect with respect to the Loans.

Section 2.03.                         Intentionally Omitted.

Section 2.04.                         Prepayments.  The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) two Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Base Rate Loans; and (ii) any prepayment of Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof, or, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans.  The

Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment.  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05, if any.  Subject to Section 2.18, each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages.

Section 2.05.                         Reserved.

Section 2.06.                         Reserved.

Section 2.07.                         Reserved.

Section 2.08.                         Repayment of Loans.  The Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of Loans outstanding on such date.

Section 2.09.                         Interest.  (a) Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the applicable Eurodollar Rate margin identified in the definition of Applicable Rate; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the applicable Base Rate margin identified in the definition of Applicable Rate.

(b)                                 (i) If any amount of principal of any Loan is not paid within five (5) days after the date when due (other than at the Maturity Date, whether at stated maturity or by acceleration, as to which such five (5) day period shall not apply), such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)                                  If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid within five (5) days after the date when due (other than at the Maturity Date, whether at stated maturity or by acceleration, as to which such five (5) day period shall not apply), then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii)                               Upon the request of the Required Lenders, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv)                              Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)                                  Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

Section 2.10.                         Reserved.

Section 2.11.                         Computation of Interest and Fees.  All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurodollar Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360 day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365 day year).  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.13(a), bear interest for one day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.12.                         Evidence of Debt.  The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

Section 2.13.                         Payments Generally; Administrative Agent’s Clawback.

(a)                                 General.  All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 1:00 p.m. on the date specified herein.  The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office and if such payments by Borrower are made to Administrative Agent by 1:00 p.m., the Administrative Agent

will distribute such funds to Lenders specified in this Section 2.13(a) on that same Business Day.  All payments received by the Administrative Agent after 1:00 p.m. shall be deemed received on the next succeeding Business Day (and shall be distributed to the Lenders in accordance with this Section 2.13(a) on such next succeeding Business Day) and any applicable interest or fee shall continue to accrue.  If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)                                 (i) Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of the Borrowing of Loans that such Lender will not make available to the Administrative Agent such Lender’s share of the Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)                                  Payments by Borrower; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)                                  Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)                                 Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 10.04(c) are several and not joint.  The failure of any Lender to make any Loan or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 10.04(c).

(e)                                  Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f)                                   No Reborrowing.  No amount of the Loans that is paid or prepaid may be reborrowed.

Section 2.14.                         Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i)                                     if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)                                  the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than an assignment to the Borrower or any Affiliate thereof (as to which the provisions of this Section shall apply).

Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of Borrower in the amount of such participation.

Section 2.15.                         Reserved.

Section 2.16.                         Reserved.

Section 2.17.                         Reserved.

Section 2.18.                         Defaulting Lenders.

(a)                                 Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)                                     Waivers and Amendments.  That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.

(ii)                                  Reallocation of Payments.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 10.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows:  first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; third, so long as no Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement, provided that if an Event of Default exists, such payment shall be applied in accordance with Section 8.03; and fourth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of that Defaulting Lender.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(b)                                 Defaulting Lender Cure.  If the Borrower and the Administrative Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their applicable Applicable Percentages, whereupon that Lender will cease to be a Defaulting Lender; provided that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

Section 3.01.                         Taxes.

(a)                                 Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.  (i) Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Indemnified Taxes.  If, however, applicable Laws require the Borrower or the Administrative Agent to withhold or deduct any Taxes, such Taxes shall be withheld or deducted in accordance with such Laws as determined by the Borrower or the Administrative Agent, as the case may be, taking account the information and documentation to be delivered pursuant to subsection (e) below.

(ii)                                  If the Borrower or the Administrative Agent shall be required by applicable Law to withhold or deduct any Taxes, including both United States federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with applicable Law, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)                                 Payment of Other Taxes by the Borrower.  Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Laws.

(c)                                  Tax Indemnifications.  (i) Without limiting the provisions of subsection (a) or (b) above, the Borrower shall, and does hereby, indemnify the Administrative Agent and each Lender, and shall make payment in respect thereof within 10 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by the Borrower or the Administrative Agent or paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  If the Borrower determines in its good faith judgment that a reasonable basis exists for contesting an Indemnified Tax, the Administrative Agent and each Lender shall reasonably cooperate, at no cost or expense to Administrative Agent or Lender, with the Borrower in challenging such Indemnified Tax; provided that neither the Administrative Agent nor any Lender shall be required to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.  The Borrower shall also, and does hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after written demand therefor, for any amount which a Lender for any reason fails to pay indefeasibly to the Administrative Agent as required by clause (ii) of this subsection; provided that, such Lender shall indemnify the Borrower to the extent of any payment the Borrower makes to the Administrative Agent pursuant to this sentence.  Any claim against the Borrower pursuant to this Section must be made within 180 days of the payment by the Administrative Agent or the Lender to which such claim relates and must provide reasonable detail regarding the amount of the claim and the reason thereof.  A reasonably detailed certificate as to the amount of any such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(ii)                                  Without limiting the provisions of subsection (a) or (b) above, each Lender shall, and does hereby, indemnify the Borrower and the Administrative Agent, and shall make payment in respect thereof within 10 days after written demand therefor, against any and all Excluded Taxes attributable to such Lender and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for the Borrower or the Administrative Agent) incurred by or asserted against the Borrower or the Administrative Agent by any Governmental Authority as a result of the failure by such Lender to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender to the Borrower or the Administrative Agent pursuant to subsection (e).  A reasonably detailed certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent or the Borrower shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).  The agreements in this clause (ii) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all other Obligations.

(d)                                 Evidence of Payments.  As soon as practicable, after any payment of Taxes by the Borrower or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(e)                                  Status of Lenders; Tax Documentation.  (i) Each Lender shall deliver to the Borrower and to the Administrative Agent, at the time or times prescribed by applicable Laws or when reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by the Borrower pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction.  For purposes of determining withholding Taxes imposed under FATCA, from and after the effective date of that certain First Amendment to this Agreement, the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) this Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

(ii)                                  Without limiting the generality of the foregoing, if the Borrower is resident for tax purposes in the United States,

(A)                               any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent executed originals of Internal Revenue Service Form W 9 or such other documentation or information prescribed by applicable Laws or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and

(B)                               each Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(I)                                   executed originals of Internal Revenue Service Form W-8BEN or W-8BEN-E claiming eligibility for benefits of an income tax treaty to which the United States is a party and/or certifying non U.S. status,

(II)                              executed originals of Internal Revenue Service Form W-8ECI,

(III)                         executed originals of Internal Revenue Service Form W-8IMY and all required supporting documentation,

(IV)                          in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit I 1 to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of  Internal Revenue Service Form W-8BEN or W-8BEN-E, or

(V)                               to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner; or

(VI)                          executed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States federal withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(iii)                               Each Lender shall promptly (A) notify the Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that the Borrower or the Administrative Agent make any withholding or deduction for taxes from amounts payable to such Lender.

If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this paragraph, “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(f)                                   Treatment of Certain Refunds.  Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender any refund of Taxes withheld or deducted from funds paid for the account of such Lender.  If the Administrative Agent any Lender determines, in good faith, that it has received a refund of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes giving rise to such refund), net of all out of pocket expenses incurred by the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this subsection, in no event will the Administrative Agent or any Lender  be required to pay any amount to the Borrower  pursuant to this subsection the payment of which would place the Administrative Agent or any Lender in a less favorable net after Tax position than such Person would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This subsection shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

Section 3.02.                         Illegality.  If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts referenced pursuant to Section 3.05, if any.

Section 3.03.                         Inability to Determine Rates.  If the Required Lenders determine in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the LIBO Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan, or (c) the LIBO Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender.  Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended (to the extent of the affected  Eurodollar Rate Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans suspended (to the extent of the affected Eurodollar Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

Section 3.04.                         Increased Costs.

(a)                                 Increased Costs Generally.  If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate);

(ii)                                  subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender); or

(iii)                               impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan the interest on which is determined by reference to the Eurodollar Rate (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered; provided that the Borrower shall not be liable to any Lender for costs incurred more than one hundred eighty (180) days prior to receipt by the Borrower of the certificate referred to in clause (c) below from such Lender.

(b)                                 Capital Requirements.  If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital requirements or liquidity has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company would have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time, to the extent that such reduction in rate of return is not reflected in the Base Rate or the Eurodollar Rate, the Borrower will pay to such Lender, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered; provided that the Borrower shall not be liable to any Lender for costs incurred more than one hundred eighty (180) days prior to receipt by the Borrower of the certificate referred to in clause (c) below from such Lender.  The foregoing determinations shall be made in good faith (and not on an arbitrary or capricious basis) and consistent with similarly situated customers of the applicable Lender under agreements having provisions similar to this Section 3.04 after consideration of such factors as such Lender then reasonably determines to be relevant.

(c)                                  Certificates for Reimbursement.  A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)                                 Delay in Requests.  Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 3.05.                         Compensation for Losses.  Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)                                 any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)                                 any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c)                                  any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.  The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the LIBO Rate used in determining the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

Section 3.06.                         Mitigation Obligations; Replacement of Lenders.

(a)                                 Designation of a Different Lending Office.  Each Lender may make any Credit Extension to the Borrower through any Lending Office, provided that the exercise of this option shall not affect the obligation of the Borrower to repay the Credit Extension in accordance with the terms of this Agreement.  If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)                                 Replacement of Lenders.  If any Lender requests compensation under Sections 3.04 or 3.05, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if a Lender gives notice under Section 3.02, the Borrower may replace such Lender in accordance with Section 10.13.

Section 3.07.                         Survival.  All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.

ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

Section 4.01.                         Conditions of Initial Credit Extension.  The obligation of each Lender to make its Loan hereunder is subject to satisfaction of the following conditions precedent:

(a)                                 The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the Borrower, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

(i)                                     fully executed counterparts of this Agreement, sufficient in number for distribution to the Administrative Agent, each Lender and Borrower;

(ii)                                  a Note executed by the Borrower in favor of each Lender requesting a Note;

(iii)                               such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of Borrower as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which Borrower is a party;

(iv)                              such documents and certifications as the Administrative Agent may reasonably require to evidence that Borrower is duly organized or formed, and that Borrower is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect;

(v)                                 a favorable opinion of counsel to the Borrower addressed to the Administrative Agent and each Lender, as to the matters set forth in Exhibit B;

(vi)                              a certificate signed by a Responsible Officer certifying (A) that each Consolidated Party is in compliance in all material respects with all existing contractual financial obligations except where the failure to comply would not reasonably be expected to have a Material Adverse Effect, (B) all governmental, shareholder and third party consents and approvals necessary for the Borrower to enter into the Loan Documents and perform thereunder, if any, have been obtained, except where the failure to obtain would not reasonably be expected to have a Material Adverse Effect, (C) immediately after giving effect to this Agreement, the other Loan Documents and all the transactions contemplated therein to occur on such date, (1) to such Responsible Officer’s knowledge, no Default or Event of Default exists, (2) all representations and warranties contained herein are true and correct in all material respects, and (3) the Borrower is in pro forma compliance with each of the financial covenants set forth in Section 7.11 for the fiscal quarter ending September 30, 2016 (which calculation, including a detailed calculation of each such financial covenant, has been delivered to the Administrative Agent prior to the Closing Date); (D) that the conditions specified in Sections 4.02(a) and (b) have been satisfied; and (E) that, to such Responsible Officer’s knowledge, there has been no event or circumstance since the date of the Audited Financial Statements that has had or would be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;

(vii)                           evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect; and

(viii)                        such other assurances, certificates, documents or consents as the Administrative Agent or the Required Lenders reasonably may require.

(b)                                 There shall not have occurred since September 30, 2016 any event or condition that has had or would be reasonably expected, either individually or in the aggregate, to have a Material Adverse Effect, as determined by Administrative Agent.

(c)                                  There shall not exist any action, suit, investigation, or proceeding pending, or to the knowledge of Borrower, threatened in writing, in any court or before any arbitrator or Governmental Authority that would reasonably be expected to have a Material Adverse Effect, as determined by the Administrative Agent.

(d)                                 Any fees required to be paid on or before the Closing Date shall have been paid and all reimbursable expenses for which invoices have been presented to Borrower on or before the Closing Date shall have been paid.

(e)                                  Unless waived by the Administrative Agent, the Borrower shall have paid all reasonable fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced to Borrower prior to or on the Closing Date.

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 4.02.                         Conditions to all Credit Extensions.  The obligation of each Lender to honor any Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Loans) is subject to the following conditions precedent:

(a)                                 The representations and warranties of the Borrower contained in Article V of this Agreement shall be true and correct in all material respects on and as of the date of such Credit Extension, except (i) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and (ii) except that for purposes of this Section 4.02, (1) the representations and warranties contained in subsections (a), (b) and (c) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01; and (2) the representations and warranties contained in Section 5.13(a) shall be deemed to refer to the most recent update to Schedule 5.13(a) furnished pursuant to Section 6.02(a)(ii), and shall be true and correct in all material respects as of the effective date of such update, and (3) the representations and warranties contained in the first and second sentences of Section 5.21 shall be deemed to refer to the most recent update to Schedule 5.21 furnished pursuant to Section 6.02(a)(i), and shall be true and correct in all material respects as of the effective date of such update.

(b)                                 No Default or Event of Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c)                                  The Administrative Agent shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders that:

Section 5.01.                         Existence, Qualification and Power.  Borrower (a) is duly organized or formed and validly existing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is in good standing, as applicable, under the Laws of the jurisdiction of its incorporation and is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 5.02.                         Authorization; No Contravention.  The execution, delivery and performance by Borrower of each Loan Document to which Borrower is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a)

contravene the terms of Borrower’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which Borrower is a party or affecting Borrower or the properties of Borrower or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which Borrower or its property is subject; or (c) violate any Law.

Section 5.03.                         Governmental Authorization; Other Consents.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution and delivery of, and the performance of the Borrower’s obligations under this Agreement or any other Loan Document, except where such approval, consent, exemption, authorization, action, notice or filing has been obtained or made, and except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 5.04.                         Binding Effect.  This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by Borrower.  This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefore may be brought.

Section 5.05.                         Financial Statements; No Material Adverse Effect.  (a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other material liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof.

(b)                                 The unaudited consolidated balance sheet of the Borrower and its Subsidiaries dated September 30, 2016, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.  Schedule 5.05 sets forth all material indebtedness and other liabilities, direct or contingent, of the Borrower and its consolidated Subsidiaries as of the Closing Date not otherwise disclosed or referenced (or otherwise contemplated) in the Form 10-Q report of Borrower filed with the SEC for the most recent fiscal quarter ended prior to the Closing Date.

(c)                                  Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

Section 5.06.                         Litigation.  There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) question the validity of this Agreement or any other Loan Document, or any of the Credit Extensions contemplated hereby, or (b) except as specifically disclosed in Schedule 5.06, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, and there has been no material adverse change in the status, or financial effect on any Borrower or Subsidiary thereof, of the matters described on Schedule 5.06.

Section 5.07.                         No Default.  Neither Borrower nor any Subsidiary thereof is in default under or with respect to any Contractual Obligation that would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

Section 5.08.                         Ownership of Property; Liens.  Borrower and each Subsidiary of Borrower has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for Permitted Liens and except for such defects in title as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The property of the Borrower and its Subsidiaries is subject to no Liens, other than Permitted Liens.

Section 5.09.                         Environmental Compliance.  Except as set forth on Schedule 5.09, neither Borrower nor any Subsidiary (a) has received any written notice or other written communication or otherwise has knowledge of any Environmental Liability of Borrower or any Subsidiary which would individually or in the aggregate reasonably be expected to have a Material Adverse Effect arising in connection with: (i) any non-compliance with or violation of the requirements of any Environmental Law by Borrower or any Subsidiary, or any permit issued under any Environmental Law to Borrower or any Subsidiary of Borrower; or (ii) the Release or threatened Release of any Hazardous Materials into the environment; or (b) to its knowledge, has threatened or actual liability in connection with the Release or threatened Release of any Hazardous Materials into the environment which would individually or in the aggregate reasonably be expected to have a Material Adverse Effect.  Except as would not reasonably be expected to have a Material Adverse Effect, neither Borrower nor any Subsidiary of Borrower has received any Environmental Complaint.

Section 5.10.                         Insurance.  The Properties of the Borrower and the Properties of each of its Subsidiaries are insured with financially sound and reputable insurance companies that are not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates.

Section 5.11.                         Taxes.  The Borrower and each Subsidiary has filed all federal, state and other material tax returns and reports required by applicable Law to be filed, and has paid, or made adequate provision for the payment of all federal, state and other material Taxes that have been levied or imposed upon the Borrower or a Subsidiary, as applicable, or their properties, income or assets or that are otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP and except, in each case, to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.  There is no proposed tax assessment against the Borrower or any Subsidiary that would reasonably be expected to have a Material Adverse Effect.  Neither Borrower nor any Subsidiary thereof is party to any tax sharing agreement.

Section 5.12.                         ERISA Compliance.  (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state laws.  Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service, or such Plan is covered by an opinion letter issued by the Internal Revenue Service.  To the best knowledge of the Borrower, nothing has occurred that would prevent or cause the loss of such tax qualified status.

(b)                                 There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that would reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or would reasonably be expected to result in a Material Adverse Effect.

(c)                                  (i) No ERISA Event has occurred, and neither the Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that would reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) the Borrower and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and neither the Borrower nor any ERISA Affiliate knows of any facts or circumstances that would reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that would be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that would reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

(d)                                 Neither the Borrower nor any ERISA Affiliate maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan other than (A) on the Closing Date, those listed on Schedule 5.12(d) hereto and (B) thereafter, Pension Plans not otherwise prohibited by this Agreement.

Section 5.13.                         Subsidiaries; Other Equity Investments.  (a) Set forth on Schedule 5.13 is a complete and accurate list of all Subsidiaries, Joint Ventures and Unconsolidated Affiliates of the Borrower and any Subsidiary thereof as of the date of this Agreement and as updated in accordance with the terms of Section 6.02 hereof, including their respective business forms and jurisdictions of organization.  The Equity Interests owned by Borrower any and Subsidiary of Borrower in each Subsidiary and Joint Venture/Unconsolidated Affiliate are validly issued, fully paid and non-assessable and are owned by Borrower free and clear of all Liens other than Permitted Liens.

(b)                                 Also set forth on Schedule 5.13 is a complete and accurate list of all Sponsored REITS of the Borrower or any Subsidiary of Borrower as of the date of this Agreement, including their respective business forms and jurisdictions of organization.  The Equity Interests owned by Borrower or any Subsidiary of Borrower in each Sponsored REIT are validly issued, fully paid and non-assessable and are owned by Borrower or any Subsidiary of Borrower free and clear of all Liens other than Permitted Liens.  The representations with respect to Sponsored REITS are given only as of the Closing Date.

Section 5.14.                         Margin Regulations; Investment Company Act.  (a) The Borrower is not engaged, and will not engage, principally in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB) or extending credit for the purpose of purchasing or carrying margin stock.

(b)                                 None of the Borrower nor any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

Section 5.15.                         Disclosure.  The Borrower has disclosed to the Administrative Agent and the Lenders all material agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries are subject, and all other matters known to it, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.  No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of Borrower to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions that Borrower believed to be reasonable at the time.

Section 5.16.                         Compliance with Laws.  Borrower and each Subsidiary thereof is in compliance in all material respects with the requirements of all Laws (including without limitation the PATRIOT Act) and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 5.17.                         Taxpayer Identification Number.  The Borrower has provided to Administrative Agent prior to the Closing Date a true and correct U.S. taxpayer identification number for Borrower.

Section 5.18.                         OFAC; Anti-Corruption Laws; PATRIOT Act.  Neither the Borrower, nor any of its Subsidiaries, nor, to the best knowledge of the Borrower and its Subsidiaries, any director, officer or employee thereof, is an individual or entity that is, or is owned or controlled by any individual or entity that is (i) currently the subject or target of any Sanctions or (ii) located, organized or resident in a Sanctioned Country.  Borrower and its Subsidiaries, and, to the knowledge of the Borrower, its officers, employees, directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.  No Credit Extension, use of the proceeds of any Credit Extension, or other transactions contemplated hereby will violate Anti-Corruption Laws or applicable Sanctions. Neither the making of the Credit Extensions nor the use of the proceeds thereof will violate the PATRIOT Act, the Trading with the Enemy Act. As amended, or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R. Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or successor statute thereto.

Section 5.19.                         REIT Status.  Borrower has elected status as a real estate investment trust under Section 856 of the Code and currently is in compliance in all material respects with all provisions of the Code applicable to the qualification of Borrower as a real estate investment trust.

Section 5.20.                         Solvency.  Borrower, on a consolidated basis, (a) is not insolvent nor will be rendered insolvent by the Credit Extensions, (b) does not have unreasonably small capital with which to engage in its business, and (c) has not incurred indebtedness beyond its ability to pay such indebtedness as it matures.  The Borrower, on a consolidated basis, has assets having a value in excess of amounts required to pay any indebtedness.

Section 5.21.                         Eligible Unencumbered Property Pool Properties.  Schedule 5.21 hereto contains a complete and accurate list of all Properties comprising the Eligible Unencumbered Property Pool as of the Closing Date (and as updated in accordance with the terms of Section 6.02 hereof) and a description of each Property as a CBD or Urban Infill Property or a Suburban Property.  Each Property comprising the Eligible Unencumbered Property Pool satisfies each of the requirements set forth in the definition of “Eligible Unencumbered Property Pool.”  The Borrower makes the following representations and warranties, to its knowledge, with respect to each individual Property included in the Eligible Unencumbered Property Pool, as of the Closing Date (or, if later, as of the date such Property is added to the Eligible Unencumbered Property Pool) and except as disclosed in the Borrower’s filings with the Securities and Exchange Commission or otherwise disclosed in writing to the Administrative Agent:

(a)                                 Availability of Utilities.  (i) all utility services necessary and sufficient for the use and operation of each Property comprising the Eligible Unencumbered Property Pool are presently available to the boundaries of each of the Properties comprising the Eligible Unencumbered Property Pool through dedicated public rights of way or through perpetual private easements; and (ii) the owner has obtained all material utility installations and connections required for the operation and servicing of each of the Properties comprising the Eligible Unencumbered Property Pool for its intended purposes.

(b)                                 Access.  (i) the rights of way for all roads necessary for the utilization in all material respects of each of the Properties comprising the Eligible Unencumbered Property Pool for its intended purposes have either been acquired by the appropriate Governmental Authority or have been dedicated to public use and accepted by such Governmental Authority; (ii) all such roads have been completed and the right to use all such roads, or suitable substitute rights of way, have been obtained; and (iii) all curb cuts, driveways and traffic signals required for the operation and use in all material respects of each of the Properties comprising the Eligible Unencumbered Property Pool are existing.

(c)                                  Condition of Eligible Unencumbered Property Pool Properties.  (i) neither the Eligible Unencumbered Property Pool Properties nor any material part thereof is now damaged or injured as result of any material fire, explosion, accident, flood or other casualty that is not covered by insurance, and no Taking is pending or contemplated and (ii) Borrower is not aware of any material or patent structural defect in any Property comprising the Eligible Unencumbered Property Pool.

(d)                                 Compliance with Requirements/Historic Status/Flood Area.  The Eligible Unencumbered Property Pool Properties comply in all material respects with all material Requirements.  Borrower has received no written notice alleging any material non-compliance by any of the Properties comprising the Eligible Unencumbered Property Pool with any Requirements or indicating that any of the Properties comprising the Eligible Unencumbered Property Pool are located within any historic district or have, or may be, designated as any kind of historic or landmark site under applicable Requirements.  None of the Properties comprising the Eligible Unencumbered Property Pool is located in any special flood hazard area as defined under applicable Requirements, unless such Property is adequately covered by flood insurance.

(e)                                  Other Contracts.  The Borrower has not made any material contract or arrangement of any kind or type whatsoever (whether oral or written, formal or informal), the performance of which by the other party thereto would reasonably be expected to give rise to a Lien on any of the Properties comprising the Eligible Unencumbered Property Pool other than a Permitted Lien.

(f)                                   Violations.  The Borrower has received no written notices of any violation of any applicable material Requirements with respect to any of the Properties comprising the Eligible Unencumbered Property Pool.

Section 5.22.                         Anti-Corruption Laws.  To the best of the Borrower’s knowledge after due diligence, the Borrower and its Subsidiaries have conducted their businesses in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other applicable jurisdictions and have instituted and maintained policies and procedures designed to ensure compliance in all material respects by the Borrower, its Subsidiaries and, to the Company’s knowledge, their respective directors, officers and employees with Anti-Corruption Laws and applicable Sanctions.

Section 5.23.                         EEA Financial Institutions.  None of the Borrower nor any Subsidiary Guarantor is an EEA Financial Institution.

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as any Loan or other Obligation hereunder (other than any unasserted indemnification obligation) shall remain unpaid or unsatisfied the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03) cause each Subsidiary to:

Section 6.01.                         Financial Statements.  Deliver to the Administrative Agent, in form and detail satisfactory to the Administrative Agent (and Administrative Agent will provide to the Lenders):

(a)                                 as soon as available, but in any event within 90 days after the end of each fiscal year of Borrower, a consolidated balance sheet of the Consolidated Parties as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of a Registered Public Accounting Firm of nationally recognized standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and applicable Securities Laws and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

(b)                                 as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of Borrower, a consolidated balance sheet of the Consolidated Parties as at the end of such fiscal quarter, and the related consolidated statements of income or operations and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, and any other information included in Borrower’s Form 10-Q for such fiscal quarter, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, such consolidated statements to be certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrower as fairly presenting, in all material respects, the financial condition, results of operations and cash flows of the Consolidated Parties in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and

(c)                                  as soon as available, but in any event within thirty (30) days of the filing thereof, executed copies of all federal income tax returns, reports and declarations of Borrower and FSP Investments LLC, FSP Protective TRS Corp., and FSP REIT Protective Trust.

Section 6.02.                         Certificates; Other Information.  Deliver to the Administrative Agent, in form and detail reasonably satisfactory to the Administrative Agent (and Administrative Agent will provide to the Lenders):

(a)                                 concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a Compliance Certificate of a Responsible Officer substantially in the form of Exhibit E attached hereto, (A) demonstrating compliance, as of the end of each such fiscal period, with the financial covenants contained in Section 7.11, and (B) stating that, to such Responsible Officer’s knowledge, no Default or Event of Default exists, or if any Default or Event of Default does exist, specifying the nature and extent thereof and what action the Borrower proposes to take with respect thereto and (C) attaching and certifying to:

(i)                                     an update to Schedule 5.21, which such update shall, in each case, be deemed to replace, amend and restate such schedule, summarizing total Unencumbered NOI and occupancy rates as of the last day of the applicable quarter;

(ii)                                  an update to Schedule 5.13(a), which such update shall, in each case, be deemed to replace, amend and restate such schedule; and

(iii)                               a listing of all Projects Under Development.

(b)                                 promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by independent accountants in connection with the accounts or books of the Borrower or any Subsidiary, or any audit of any of them;

(c)                                  promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower in their capacity as such, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(d)                                 promptly, and in any event within five (5) Business Days after receipt thereof by Borrower or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non U.S. jurisdiction) concerning any investigation or possible investigation by such agency regarding financial or other operational results of Borrower or Subsidiary thereof; and

(e)                                  promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, or an update to the list of Sponsored REITS of the Borrower or any Subsidiary thereof, as the Administrative Agent may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b), Section 6.02 (c) and (d) or Section 6.15 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third party website or whether sponsored by the Administrative Agent); provided that:  (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to the Borrower to deliver such paper copies.  The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent, JPM and/or the Joint Lead Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information (within the meaning of the United States federal securities laws) with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market related activities with respect to such Persons’ securities.  The Administrative Agent, JPM, the Joint Lead Arrangers and each Lender agree that all materials and/or information to be provided by or on behalf of the Borrower shall be deemed to contain material non-public information, unless the Borrower otherwise designates certain information as not containing any material nonpublic information by clearly and conspicuously marking such information as “PUBLIC” on the first page thereof.  The Borrower hereby agrees that by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, JPM, the Joint Lead Arrangers and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07) and all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information.”  The Administrative Agent and JPM agree to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”  As of the Closing Date, each applicable Joint Lead Arranger and Lender represents to the Borrower that it is not a Public Lender.

Section 6.03.                         Notices.  Promptly notify the Administrative Agent:

(a)                                 of the occurrence of any Default known to Borrower;

(b)                                 of any matter that has resulted or would reasonably be expected to result in a Material Adverse Effect;

(c)                                  of the occurrence of an Internal Control Event;

(d)                                 of the occurrence of any ERISA Event;

(e)                                  of any material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary; and

(f)                                   with respect to Sponsored REITs, Borrower shall provide the Administrative Agent with a copy of the applicable confidential offering memorandum relating thereto.

Each notice pursuant to this Section 6.03 (other than Section 6.03(f)) shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.  Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.  The Administrative Agent will provide written notices received from the Borrower pursuant to this Section 6.03 to the Lenders.

Section 6.04.                         Payment of Taxes.  Pay and discharge, or cause to be paid and discharged, as the same shall become due and payable all Tax liabilities imposed or levied upon it or any of its Subsidiaries or any of its or its Subsidiaries’ properties or assets, unless (i) the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary or (ii) failure to pay or discharge such items would not reasonably be expected to have a Material Adverse Effect.

Section 6.05.                         Preservation of Existence, Etc.  (a) Preserve, renew and maintain or cause to be preserved, renewed and maintained and in full force and effect its and its Subsidiaries’ legal existence and good standing under the Laws of the jurisdiction of each of their respective organization except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain or cause to be maintained all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business and the business of its Subsidiaries, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew or cause to be preserved and renewed all of its and it Subsidiaries’ registered patents, trademarks, trade names and service marks, the non-preservation of which would reasonably be expected to have a Material Adverse Effect.

Section 6.06.                         Maintenance of Properties.  (a) Maintain, preserve and protect, or cause to be maintained, preserved and protected, all of its and its Subsidiaries’ material properties and equipment necessary in the operation of its and its Subsidiaries’ business in good working order and condition, ordinary wear and tear and insured fire or other casualty excepted; (b) make or cause to be made all necessary repairs thereto and renewals and replacements thereof; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities and those of its Subsidiaries, in each case, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 6.07.                         Maintenance of Insurance.  Maintain or cause to be maintained with financially sound and reputable insurance companies not Affiliates of Borrower or any

Subsidiary of Borrower, insurance with respect to its properties and business and those of its Subsidiaries against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

Section 6.08.                         Compliance with Laws.  Comply or cause compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or its Subsidiaries or to its business or property or the business or properties of the Subsidiaries (including without limitation all Anti-Corruption Laws and Sanctions), except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

Section 6.09.                         Books and Records.  Maintain or cause to be maintained proper books of record and account, in which full, true and correct entries, in material conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or any Subsidiary, as the case may be.

Section 6.10.                         Inspection Rights.  Permit representatives appointed by the Administrative Agent and each Lender, including, without limitation, independent accountants, agents, attorneys, and appraisers to visit and inspect any of its or its Subsidiaries’ Properties and permit representatives appointed by Administrative Agent to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice; and provided further that it shall not be a breach of this Section 6.10 if, (a) despite Borrowers’ diligent conduct, the Borrower’s independent public accountants decline to meet or discuss with the Administrative Agent, or (b) despite Borrowers’ diligent conduct a tenant at a Property does not permit the Administrative Agent to inspect such Property.

Section 6.11.                         Use of Proceeds.  Use the proceeds of the Credit Extensions solely for the following purposes: (a) to finance the acquisition of real properties and for other investments permitted under Section 7.02; (b) to finance investments associated with Sponsored REITS, including without limitation, loans to Sponsored REITS and the purchase of preferred stock in Sponsored REITS; (c) to refinance and/or retire Indebtedness and (d) for working capital and other general business purposes, provided, however that no Credit Extensions shall be used to make Restricted Payments.

Section 6.12.                         Subsidiary Guarantors.  (a) If any Subsidiary incurs any Recourse Indebtedness (including, for the avoidance of doubt, any Guarantee in respect of any indenture providing for Recourse Indebtedness), (i) said Subsidiary shall be required, as described in Section 6.12(b) below, to become a Subsidiary Guarantor and (ii) any Property owned by such Subsidiary shall cease to be included in the Eligible Unencumbered Property Pool while such

Recourse Indebtedness is in effect.  In no event shall a Sponsored REIT or an Excluded Subsidiary be required to become a Subsidiary Guarantor.  No Person that is not a “United States Person” within the meaning of Section 7701(a)(30) of the Code shall become a Subsidiary Guarantor pursuant to this Section 6.12(a) unless all Lenders consent thereto in writing.  Any Recourse Indebtedness incurred by a Subsidiary shall be subject to compliance with the Financial Covenants set forth in Section 7.11.

(b)                                 If any Subsidiary shall be required to become a Subsidiary Guarantor pursuant to Section 6.12(a), Borrower shall, within fifteen (15) Business Days of such Subsidiary incurring Recourse Indebtedness, (x) cause said Subsidiary to become a Subsidiary Guarantor by executing and delivering to the Administrative Agent a Subsidiary Guaranty in the form of Exhibit G attached hereto and (y) deliver to the Administrative Agent documents with respect to such Subsidiary Guarantor of the types referred to in clauses (iii), (iv), (v) and (vii) of Section 4.01(a) (unless waived by Administrative Agent), all in form, content and scope similar to those provided with respect to the Borrower as of the Closing Date.

(c)                                  If (I) the equity interests in a Subsidiary Guarantor are disposed of in a transaction permitted under this Agreement, (II) a Subsidiary Guarantor disposes of substantially all of its assets such that such Subsidiary qualifies as an Immaterial Subsidiary, or (III) the Recourse Indebtedness causing a Subsidiary to become a Subsidiary Guarantor is satisfied in full or such Subsidiary is discharged from or is no longer liable for its obligations with respect to such Recourse Indebtedness without having defaulted thereunder, then such Subsidiary shall be released as a Subsidiary Guarantor hereunder in accordance with the following:

(i)                                     the Borrower shall deliver to the Administrative Agent, not less than ten (10) days prior to the requested release of such Subsidiary Guarantor hereunder, (A) evidence, reasonably satisfactory to Administrative Agent that (I) the equity interests in such Subsidiary Guarantor are disposed of in a transaction permitted under this Agreement, (II) such Subsidiary has disposed of (or will substantially contemporaneously with delivery of such evidence dispose of) substantially all of its assets and qualifies as an Immaterial Subsidiary or (III) the Recourse Indebtedness causing a Subsidiary to become a Subsidiary Guarantor is satisfied in full, or such Subsidiary Guarantor is discharged from or is no longer liable for its obligations with respect to such Recourse Indebtedness without having defaulted thereunder, and (B) a certificate of a Responsible Officer of the Borrower certifying that, to such Responsible Officer’s knowledge, immediately prior to such release and immediately following such release, no Default or Event of Default exists or will exist under the Agreement or any of the other Loan Documents; and

(ii)                                  The Administrative Agent shall, upon written request therefor given by Borrower provide a written confirmation of the release of the applicable Person as a Subsidiary Guarantor, provided that Borrower has complied with Section 6.12(c)(i) above.

(d)                                 The Administrative Agent will provide notice to the Lenders of the addition or release of any Subsidiary Guarantor pursuant to this Section 6.12.

Section 6.13.                         REIT Status.  At all times comply with all applicable provisions of the Code necessary to allow Borrower to qualify for status as a real estate investment trust.

Section 6.14.                         Reserved.

Section 6.15.                         Material Contracts.  Comply in all material respects with the terms and conditions of all Contractual Obligations including without limitation the provisions of any ground lease to which Borrower or any Subsidiary is subject except in such instance where the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect and, with respect to any Indebtedness of any Consolidated Party having a principal amount (including undrawn committed or available amounts ) of at least $20,000,000, within thirty (30) days after closing on (or if later, otherwise becoming liable or with respect to) such Indebtedness, disclose in writing to Administrative Agent the financial covenant requirements applicable thereto.

Section 6.16.                         Further Assurances.  At the cost and expense of Borrower and upon request of the Administrative Agent, duly execute and deliver or cause to be duly executed and delivered, to the Administrative Agent such further instruments, documents and certificates, and do and cause to be done such further acts that may be reasonably necessary or advisable in the reasonable opinion of the Administrative Agent to carry out more effectively the provisions and purposes of this Agreement and the other Loan Documents.

Section 6.17.                         Anti-Corruption Laws.  Conduct its businesses in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other applicable jurisdictions and maintain policies and procedures designed to promote and achieve compliance with such laws.

ARTICLE VII

NEGATIVE COVENANTS

So long as any Loan or other Obligation hereunder (other than unasserted indemnification obligations) shall remain unpaid or unsatisfied, the Borrower shall not, directly or indirectly (or permit any Subsidiary to):

Section 7.01.                         Liens.  Create, incur, assume or permit to exist any Lien with respect to any of its property, assets or revenues, whether now owned or hereafter acquired, other than Permitted Liens.

Section 7.02.                         Investments.  Make any Investments, except:

(a)                                 Investments in Projects Under Development, undeveloped land holdings, Joint Venture Projects and Joint Ventures, Securities Holdings and Mortgages to the extent such Investments are not prohibited under Sections 7.11(h);

(b)                                 Investments held by the Borrower or any Subsidiary in the form of Cash Equivalents;

(c)                                  Investments by and among the Borrower and its Subsidiaries (including without limitation, any Excluded Subsidiary);

(d)                                 Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e)                                  Investments held by the Borrower or any Subsidiary in the form of acquiring, developing, maintaining and operating income producing Properties (including the creation or acquisition of Subsidiaries in connection therewith);

(f)                                   Investments held by the Borrower or any Subsidiary in Sponsored REITs, including loans and mortgages to and purchases of preferred Equity Interests in Sponsored REITs; and

(g)                                  Investments listed on Schedule 7.02(g).

Section 7.03.                         Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness, except:

(a)                                 Indebtedness under the Loan Documents;

(b)                                 Indebtedness under the Bank of America Credit Agreement;

(c)                                  Indebtedness under the Bank of Montreal Credit Agreement; and

(d)                                 any other Indebtedness (including, without limitation, Guarantees in respect of Indebtedness otherwise permitted hereunder) to the extent such Indebtedness would not result in a breach of any of the financial covenants set forth in Section 7.11 and, if applicable, Borrower complies with or causes compliance with Section 6.12 hereof; provided, that to the extent such Indebtedness is in the form of obligations under any Swap Contract (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract contains provisions suspending the non-defaulting party’s obligation to make payments on outstanding transactions to the defaulting party.

Section 7.04.                         Fundamental Changes.  Except as otherwise permitted under this Agreement, merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a)                                 any Subsidiary may merge or consolidate with (i) the Borrower, or (ii) any one or more other Subsidiaries, provided that when Borrower is merging or consolidating with a Subsidiary, Borrower shall be the continuing or surviving Person and the Borrower shall continue to remain in compliance with Section 7.11;

(b)                                 Any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Subsidiary, and any Subsidiary may liquidate or dissolve so long as the Borrower shall continue to remain in compliance with Section 7.11;

(c)                                  all or substantially all of the assets or all of the Equity Interests of a Subsidiary may be Disposed of to the extent such Disposition is permitted pursuant to Section 7.05; and

(d)                                 Borrower or a Subsidiary may acquire a Sponsored REIT by merger or consolidation provided that Borrower is the surviving Person or a Person wholly owned by Borrower is the surviving Person and Borrower shall continue to remain in compliance with Section 7.11.

Section 7.05.                         Dispositions.  Make any Disposition or enter into any agreement to make any Disposition, except:

(a)                                 Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b)                                 Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(c)                                  Dispositions of property by any Subsidiary to Borrower (provided after such Disposition, Borrower remains in compliance with Section 7.11 or to any Subsidiary thereof;

(d)                                 Dispositions permitted by Section 7.04(a) — (b); and

(e)                                  Dispositions (including without limitation dispositions of Property and equity interests in Subsidiaries, provided that after such Disposition Borrower remains in compliance with Section 7.11.

Section 7.06.                         Reserved.

Section 7.07.                         Change in Nature of Business.  Engage in (or permit any other Subsidiary to engage in) any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the date hereof or any business substantially related or incidental thereto.

Section 7.08.                         Transactions with Affiliates.  Permit to exist or enter into, any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate (or permit any Subsidiary to do so), except (a) as set forth on Schedule 7.08 or (b) transactions not otherwise prohibited hereunder and consistent with past practices, upon fair and reasonable terms which are no less favorable to the Borrower or a Subsidiary, than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate or (c) transactions not otherwise prohibited hereunder among the Borrower, its Subsidiaries and Sponsored REITS.

Section 7.09.                         Burdensome Agreements.  Except in connection with any transaction not prohibited hereunder, enter into or permit any Subsidiary to enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to the Borrower or to otherwise transfer property to the Borrower, (ii) of any Subsidiary to become a Subsidiary Guarantor hereunder or (iii) of the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person; provided, that this Section 7.09 shall not apply to and shall not be deemed to restrict the ability of Borrower or any Subsidiary from entering into Contractual Obligations of any type related to Indebtedness provided that such Indebtedness would not result in a breach of any of the financial covenants set forth in Section 7.11 of this Agreement and provided further that Borrower complies or causes compliance with the provisions of Section 6.12 hereof, if applicable.

Section 7.10.                         Use of Proceeds.  Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose or (ii) other than for the express purposes permitted by Section 6.11 of this Agreement.

Section 7.11.                         Section 7.11                            Financial Covenants.  Fail, at any time, to comply with any of the following financial covenants on a consolidated basis provided that such covenants shall be calculated as of the last day of a calendar quarter:

(a)                                 Minimum Tangible Net Worth.  Borrower shall maintain a Tangible Net Worth equal to or in excess of $682,422,341 plus seventy-five percent (75%) of the aggregate net proceeds received by Borrower in connection with any offering of stock or other equity in the Borrower after July 21, 2016.

(b)                                 Maximum Leverage Ratio.  Borrower shall not permit the ratio of Total Indebtedness to Total Asset Value to exceed 0.60:1.0, to be increased at the election of the Borrower a maximum of one time per fiscal year to 0.65 to 1.0 commencing on the date on which a Significant Acquisition occurs and continuing for the succeeding two full fiscal quarters thereafter.

(c)                                  Maximum Secured Leverage Ratio.  Borrower shall not permit the ratio of Total Secured Indebtedness (excluding the Credit Extensions) to Total Asset Value to exceed 0.30:1.0.

(d)                                 Minimum Fixed Charge Coverage Ratio.  Borrower shall not permit the ratio of Adjusted EBITDA to Fixed Charges to be less than 1.50:1.0.

(e)                                  Maximum Unencumbered Leverage Ratio.  Borrower shall not permit the ratio of Unsecured Indebtedness to Unencumbered Asset Value to exceed 0.60:1.0, to be increased at the election of the Borrower a maximum of one time per fiscal year to 0.65 to 1.0 commencing on the date on which a Significant Acquisition occurs and continuing for the succeeding two full fiscal quarters thereafter.

(f)                                   Minimum Unsecured Interest Coverage.  Borrower shall not permit the ratio of Unencumbered NOI to the Interest Expense from the Eligible Unencumbered Property Pool to be less than 1.75:1.0.  For the purpose of calculating NOI for this covenant 7.11(f), items (a)-(d) of the definition of Net Operating Income shall be adjusted to (i) exclude the amount attributable to the Properties disposed of during such fiscal quarter and (ii) adjust the amount attributable to Properties owned less than a full fiscal quarter so that such amount is grossed up as if the Property had been owned for the entire fiscal quarter.

(g)                                  Dividends and Distributions.  To the extent an Event of Default exists or would result therefrom, Borrower shall not make Restricted Payments and no Subsidiary shall make any Restricted Payments to any Person other than Borrower or a Subsidiary of Borrower.

(h)                                 Investments.  Borrower shall not permit the aggregate value of the following items of all Consolidated Parties to exceed ten percent (10%) of Total Asset Value: (A) the total cost budget of Projects Under Development; plus (B) the cost value of all undeveloped holdings (raw land or land which is not otherwise an operating property other than any properties determined to be Projects Under Development) determined in accordance with GAAP; plus (C) the value of all Joint Venture Projects plus, without duplication, the cost-basis value of the Consolidated Parties’ investment in Joint Ventures (in each case taking into account the Consolidated Parties’ Equity Percentage thereof); plus (D) the value of Securities Holdings held by the Consolidated Parties; plus (E) the value of all Mortgages (excluding loans to Sponsored REITS) held by the Consolidated Parties; plus (F) the value of all foreign investments held by the Consolidated Parties.

In calculating the financial covenants pursuant to this Section 7.11, any obligations that are secured by Cash Collateral by a Consolidated Party shall not be deemed to be secured by a mortgage, deed of trust, lien, pledge, encumbrance or other security agreement.

Section 7.12.                         Organizational Documents.  Amend, modify, waive or change its Organization Documents in a manner materially adverse to the interests of the Lenders in any material respect, or in a manner that would reasonably be expected to have a Material Adverse Effect on the Borrower.

Section 7.13.                         Sanctions.  Directly or knowingly indirectly use the proceeds of any Credit Extension, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any Sanctioned Person, or in any Sanctioned Country, that, at the time of such funding, is the subject of Sanctions (and is not covered by an exception to such Sanctions), or in any other manner that will result in a violation by any individual or entity party to this Agreement of Sanctions or Anti-Corruption Laws.

Section 7.14.                         Sale Leasebacks.  Except as would not reasonably be expected to have a Material Adverse Effect, directly or indirectly, become or remain liable as lessee or as guarantor or other surety with respect to any lease, whether an operating lease or a capital lease, of any property (whether real or personal or mixed), whether now owned or hereafter acquired, (a) which such Person has sold or transferred or is to sell or transfer to a Person which is not a Consolidated Party or (b) which such Person intends to use for substantially the same purpose as any other property which has been sold or is to be sold or transferred by such Person to another Person which is not a Consolidated Party in connection with such lease.

Section 7.15.                         Prepayments of Indebtedness.  If any Event of Default has occurred and is continuing or would be directly or indirectly caused as a result thereof, with respect to Borrower and any Subsidiary thereof (i)  amend or modify (or permit the amendment or modification of) any of the terms of any Indebtedness of such Person if such amendment or modification would accelerate the maturity date of such Indebtedness or would require an unscheduled  payment of such Indebtedness or would affect any type of transfer of property or assets in payment of Indebtedness or would otherwise have the effect of prepaying such Indebtedness or (ii) prepay, any Indebtedness of such Person, provided, however, the Borrower may make such mandatory prepayments or redemptions expressly required by any unsecured bond or senior note indenture to which Borrower is a party (so long as such mandatory prepayments or redemptions are not triggered by events of default under such bond or senior note Indebtedness) provided that prepayment or redemption of such bond or senior note Indebtedness would not result in a breach of any of the financial covenants set forth in Section 7.11 of this Agreement.

Section 7.16.                         Changes in Accounting.  Except as required by Laws or GAAP, make any changes in accounting policies or reporting practices.

Section 7.17.                         Anti-Corruption Laws.  Directly or indirectly use the proceeds of any Credit Extension for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other applicable jurisdictions.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

Section 8.01.                         Events of Default.  Any of the following shall constitute an Event of Default:

(a)                                 Non Payment.  The Borrower fails to pay (i) within five (5) days after the same is required to be paid herein (other than at the Maturity Date, whether at stated maturity, by acceleration or otherwise, as to which such five (5) day period shall not apply), any amount of principal of any Loan, or (ii) within five (5) days after the same becomes due (other than at the Maturity Date, whether at stated maturity, by acceleration or otherwise, as to which such five (5) day period shall not apply), any interest on any Loan, or any fee due hereunder, or (iii) within five (5) days after written notice from Administrative Agent that the same has become due and payable, any other amount payable hereunder or under any other Loan Document; or

(b)                                 Specific Covenants.  The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.02, 6.03, 6.05, 6.07, 6.11, or 6.12 or Article VII; or

(c)                                  Other Defaults.  Borrower fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained herein or in any other Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after delivery of written notice thereof from Administrative Agent, provided that in the case of any such default which is susceptible to cure but cannot be cured within thirty (30) days through the exercise of reasonable diligence, if Borrower commences such cure within the initial thirty (30) days period and thereafter diligently prosecutes same to completion, such period of thirty (30) days shall be extended for such additional period of time as may be reasonably necessary to cure same, but in no event shall such extended period exceed sixty (60) additional days; or

(d)                                 Representations and Warranties.  Any representation or warranty made or deemed made by or on behalf of Borrower in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or in any report, certificate, financial statement or other document furnished by Borrower pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, shall be incorrect or misleading in any material respect when made or deemed made; or

(e)                                  Cross Default.  (i) The Borrower or any Subsidiary (A) fails to make any payment prior to the delinquency thereof (whether as a result of scheduled maturity, required prepayment, acceleration, demand, or otherwise) (and all required notices have been given and grace periods have elapsed) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate outstanding principal amount of more than the Threshold Amount, or (B) fails to observe or perform, beyond any applicable notice and cure periods, any other material agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be demanded or to become due prior to its stated maturity or such Indebtedness to be repurchased, prepaid, defeased or redeemed prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded, in each case after all notice and cure periods have lapsed, other than due to the voluntary act of Borrower or any Subsidiary not constituting a default under such Indebtedness (except for any default or other event which arises in connection with the disposition of assets, or a change of control of or the sale of any equity interest in any Subsidiary, so long as such Indebtedness or Guarantee is repaid in full substantially simultaneously with such disposition or change of control); and/or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Subsidiary is the sole Affected Party (as so defined) and all transactions covered by such Swap Contract are Affected Transactions (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount; provided that to the extent such Swap Contract is governed by a master agreement, an Early Termination Date (as so defined) has been designated in respect of all transactions under such master agreement; or

(f)                                   Insolvency Proceedings, Etc.  Borrower or any Subsidiary Guarantor institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of Borrower or such Subsidiary Guarantor and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to Borrower or any such Subsidiary Guarantor or to all or any material part of its property is instituted without the consent of Borrower or such Subsidiary Guarantor and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g)                                  Inability to Pay Debts; Attachment.  (i) Borrower or any Subsidiary Guarantor becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of Borrower or any Subsidiary Guarantor and is not released, vacated or fully bonded within 60 days after its issue or levy; or

(h)                                 Judgments.  There is entered against Borrower or any Subsidiary Guarantor (i) a final judgment or order for the payment of money in an aggregate amount exceeding $25,000,000 (to the extent not covered by independent third party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect or during which such judgment is not discharged or vacated; or

(i)                                     ERISA.  (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or would reasonably be expected to result in liability of the Borrower or any Subsidiary Guarantor under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $25,000,000, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $25,000,000; or

(j)                                    Invalidity of Loan Documents.  Any Loan Document, at any time after its execution and delivery and for any reason other than in accordance with the terms hereof or thereof, or satisfaction in full of all the Obligations, is revoked, terminated, canceled or rescinded, without the prior written approval of Administrative Agent; or Borrower or any Subsidiary Guarantor commences any legal proceeding at law or in equity to contest, or make unenforceable, cancel, revoke or rescind any of the Loan Documents; or

(k)                                 Change of Control.  There occurs any Change of Control.

Section 8.02.                         Remedies Upon Event of Default.  If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)                                 declare the commitment, if any, of each Lender to make Loans to be terminated, whereupon such commitments, if any, and obligation shall be terminated;

(b)                                 declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(c)                                  exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or under applicable Laws.

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower or any Subsidiary Guarantor under the Bankruptcy Code of the United States, the obligation, if any, of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Administrative Agent or any Lender.

Section 8.03.                         Application of Funds.  After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to the provisions of Section 2.18, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders (including fees and time charges for attorneys who may be employees of any Lender) and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans ratably among the Lenders;

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

ARTICLE IX

ADMINISTRATIVE AGENT

Section 9.01.                         Appointment and Authority.  Each of the Lenders hereby irrevocably appoints JPMorgan Chase Bank, N.A. to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders, and Borrower shall not have rights as a third party beneficiary of any of such provisions.

Section 9.02.                         Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 9.03.                         Exculpatory Provisions.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)                                 shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)                                 shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c)                                  shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries or Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 9.04.                         Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) reasonably believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and reasonably believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.05.                         Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent.  The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 9.06.                         Resignation of Administrative Agent.  The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower.  The Administrative Agent will endeavor to give Borrower advance notice of its intention to resign.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the

Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring or removed Administrative Agent was acting as Administrative Agent and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including (a) acting as collateral agent or otherwise holding any collateral security on behalf of any of the Lenders and (b) in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.

Section 9.07.                         Non Reliance on Administrative Agent and Other Lenders.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 9.08.                         No Other Duties, Etc.  Anything herein to the contrary notwithstanding, none of the Joint Bookrunner(s), Joint Lead Arranger(s), Syndication Agent(s) or other titles as necessary listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

Section 9.09.                         Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to the Borrower or any Subsidiary Guarantor, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise;

(a)                                 to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 10.04) allowed in such judicial proceeding; and (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

(b)                                 and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 9.10.                         Release of Subsidiary Guarantors.  The Lenders irrevocably authorize the Administrative Agent to release any Subsidiary Guarantor to the extent such release is requested by Borrower in accordance the provisions set forth in Section 6.12(c) hereof and upon the satisfaction of the conditions set forth in such Section 6.12(c) (as reasonably determined by the Administrative Agent).  Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to grant releases pursuant to this Section 9.10.  Further, the Administrative Agent is hereby authorized by the Lenders, upon the request of Borrower, to execute and deliver to Borrower a document (in form and substance acceptable to the Administrative Agent) evidencing such release.

ARTICLE X

MISCELLANEOUS

Section 10.01.                  Amendments, Etc.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)                                 waive any condition set forth in Section 4.01(a) without the written consent of each Lender;

(b)                                 extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(c)                                  postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document or amend the definition of “Maturity Date” without the written consent of each Lender directly affected thereby;

(d)                                 reduce the principal of, or the rate of interest specified herein on, any Loan, or any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or (ii) to waive any obligation of the Borrower to pay interest at the Default Rate;

(e)                                  change Section 2.14 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender; or

(f)                                   change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender.

and, provided further, that  no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

Section 10.02.                  Notices; Effectiveness; Electronic Communication.

(a)                                 Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)                                     if to the Borrower or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii)                                  if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)                                 Electronic Communications.  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e mail, FpML messaging, and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that for both clauses (i) and (ii) inclusive, is if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c)                                  The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR

ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)                                 Change of Address, Etc.  Each of the Borrower and the Administrative Agent may change its address, facsimile, or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, facsimile, or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.  Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e)                                  Reliance by Administrative Agent and Lenders.  The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices and Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 10.03.                  No Waiver; Cumulative Remedies; Enforcement.  No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.14), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to Borrower or any Subsidiary Guarantor under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.14, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

Section 10.04.                  Expenses; Indemnity; Damage Waiver.

(a)                                 Costs and Expenses.  The Borrower shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein (without duplication of any expenses paid by Borrower pursuant to the Fee Letter relating to syndication of the credit facilities), the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out of pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)                                 Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent (and any sub agent thereof), each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each

Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all reasonable fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any Environmental Claims or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any of its Subsidiaries, and regardless of whether any Indemnitee is a party thereto IN ALL CASES WHETHER OR NOT CAUSED BY OR ARISING IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)                                  Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub agent), or such Related Party, as the case may be, such Lender’s applicable Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub agent) in connection with such capacity.  The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.13(d).

(d)                                 Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)                                  Payments.  All amounts due under this Section shall be payable not later than ten Business Days after written demand therefor.

(f)                                   Survival.  The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

Section 10.05.                  Payments Set Aside.  To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the NYFRB Rate from time to time in effect.  The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 10.06.                  Successors and Assigns.

(a)                                 Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly provided herein, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)                                     Minimum Amounts.  (A)  in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)                               in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 (and in integral multiples of $1,000,000 in excess thereof) unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii)                                  Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;

(iii)                               Required Consents.  No consent shall be required for any assignment, except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)                               the consent of the Borrower (such consent not to be unreasonably withheld) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment; or (2) such assignment is to a Lender, an Affiliate of a Lender, or an Approved Fund; provided, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; and

(B)                               the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender.

(iv)                              Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)                                 No Assignment to Certain Persons.  No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), (C) to a natural person, or (D) to a competitor of the Borrower listed on Schedule 10.06(b)(v) attached hereto, as such schedule may be updated from time to time as approved by the Administrative Agent.

(vi)                              Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire its full pro rata share of all Loans in accordance with its applicable Applicable Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)                                  Register.  The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)                                 Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the lettered items of the first proviso to Section 10.01 that affects such Participant.  Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.14 as though it were a Lender.

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participants interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103 1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)                                  Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.

(f)                                   Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 10.07.                  Treatment of Certain Information; Confidentiality.  Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives SOLELY IN CONNECTION WITH THIS Agreement and the Loan Documents (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.  For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, all such information shall be deemed to be confidential unless the Borrower or such Subsidiary has clearly and conspicuously marked such information as “PUBLIC” in accordance with Section 6.02 hereof.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States federal and state securities Laws.

Section 10.08.                  Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.18 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have.  Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 10.09.                  Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 10.10.                  Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.11.                  Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

Section 10.12.                  Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agents, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 10.13.                  Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender, or if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)                                 the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

(b)                                 such Lender shall have received payment of an amount equal to 100% of the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), it being agreed that no prepayment fee shall be payable in connection with any such payment;

(c)                                  in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d)                                 such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 10.14.                  Governing Law; Jurisdiction; Etc.

(a)                                 GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK PURSUANT TO SECTION 5 1401 OF THE GENERAL OBLIGATIONS LAWS OF THE STATE OF NEW YORK.

(b)                                 SUBMISSION TO JURISDICTION.  THE BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN

THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)                                  WAIVER OF VENUE.  THE BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)                                 SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 10.15.                  Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.16.                  No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that:  (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Joint Lead Arrangers are arm’s length commercial transactions between the Borrower  and its Affiliates, on the one hand, and the Administrative Agent and the Joint Lead Arrangers, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other

Loan Documents; (ii) (A) the Administrative Agent and the Joint Lead Arrangers each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent nor any of the Joint Lead Arrangers has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Joint Lead Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent nor any of the Joint Lead Arrangers has any obligation to disclose any of such interests to the Borrower or its Affiliates.  To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent and the Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 10.17.                  Electronic Execution of Assignments and Certain Other Documents.  The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other modifications, loan notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

Section 10.18.                  USA PATRIOT Act.  Each Lender that is subject to the PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the PATRIOT Act.  The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

Section 10.19.                  Time of the Essence.  Time is of the essence of the Loan Documents.

Section 10.20.                  ENTIRE AGREEMENT.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR,

CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

Section 10.21.                  Reserved.

Section 10.22.                  Acknowledgement and Consent to Bail-In of EEA Financial Institutions.  Solely to the extent any Lender that is an EEA Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)                                 the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution;

(b)                                 the effects of any Bail-In Action on any such liability, including, if applicable:

(i)                                     a reduction in full or in part or cancellation of any such liability;

(ii)                                  a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)                               the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

(c)                                  Borrower may release and/or forgive all or any portion of any liability of an EEA Financial Institution.

[remainder of page left intentionally blank — signature pages, exhibits and schedules to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:

FRANKLIN STREET PROPERTIES CORP.,
a Maryland corporation

By:	/s/ George J. Carter
	Name:	George J. Carter
	Title:	Chief Executive Officer

LENDERS/ADMINISTRATIVE AGENT:

JPMORGAN CHASE BANK, N.A., individually in its capacity as Administrative Agent and as a Lender

By:	/s/ Christian C. Lunt
	Name:	Christian C. Lunt
	Title:	Executive Director

CITIZENS BANK, N.A.

By:	/s/ Donald Wood
	Name:	Donald Wood
	Title:	SVP

BANK OF MONTREAL

By:	/s/ Lloyd Baron
	Name:	Lloyd Baron
	Title:	Director

EXHIBIT A

FORM OF LOAN NOTICE

Date:              ,

To:          JPMorgan Chase Bank, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of November 30, 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Franklin Street Properties Corp. (the “Borrower”), the Lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent.

The undersigned hereby requests (select one):

☐ A Borrowing of Loans	☐ A conversion or continuation of Loans

1. On (a Business Day).

2. In the amount of $ .

3. Comprised of .
[Type of Loan requested]

4. For Eurodollar Rate Loans: with an Interest Period of months.

BORROWER:

FRANKLIN STREET PROPERTIES CORP.,
a Maryland corporation

By:
Name:
Title:

A-1

EXHIBIT B

OPINION MATTERS

The following opinions are to be covered by the legal opinion letter:

1.             Borrower is a corporation validly existing and in good standing under the laws of the State of Maryland, and has all requisite corporate power and authority to own its properties and assets and to conduct its business as it is, to our knowledge, currently conducted.  Borrower is qualified to transact business in the jurisdictions indicated on Schedule     attached hereto.

2.             Borrower has all requisite corporate power and authority to execute and deliver and perform its obligations under each Credit Document to which it is a party and to consummate the transactions contemplated thereby.

3.             The execution, delivery and performance by Borrower of each Credit Document to which it is a party have been duly authorized by all necessary corporate action on the part of Borrower.

4.             Each of the Credit Documents has been duly executed and delivered by Borrower.

5.             Each of the Credit Documents constitutes the valid and binding obligation of Borrower, enforceable against Borrower in accordance with its respective terms.

6.             The execution and delivery by the Borrower of each of the Credit Documents to which it is a party and the consummation of the transactions contemplated thereby, do not (a) violate the provisions of the Charter or the Bylaws of the Borrower; or (b) violate the provisions of the state laws of the State of New York, the Maryland General Corporation Law or the federal laws of the United States of America, in each case, to the extent applicable to the Borrower.

7.             The execution and delivery by the Borrower of each of the Credit Documents and the consummation of the transactions contemplated thereby, do not violate, result in a breach or termination of, or a default under (or an event which, with or without due notice or lapse of time, or both, would constitute a default under) or accelerate the performance required by, or cause the creation of any lien, security interest, charge or other encumbrance upon the properties or assets of the Borrower pursuant to that certain Second Amended and Restated Credit Agreement dated as of October 29, 2014 by and among, inter alia, FSP and Bank of America, N.A. or that certain Amended and Restated Credit Agreement dated as of October 29, 2014 by and among, inter alia, FSP and Bank of Montreal, each as amended to date.

8.             Borrower is not required to register as an “investment company,” as such term is defined in the Investment Company Act of 1940, as amended.

9.             No authorization, approval or consent of, and no filing or registration with, any United States federal, New York state or Maryland state governmental or regulatory authority or agency is required on the part of Borrower for the execution, delivery or performance by the Borrower of the Credit Documents.

B-1

EXHIBIT D

FORM OF NOTE

,20

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to                       or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of the Loan (the “Loan”) made by the Lender to the Borrower under that certain Credit Agreement, dated as of November 30, 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among the Borrower, the Lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent.

The Borrower promises to pay interest on the unpaid principal amount of the Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement.  All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Note (this “Note”) is referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein.  The Borrower may not reborrow any portion of the Loan once repaid. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement.  The Loan made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business.  The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loan and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[REMAINDER OF PAGE INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Note to be duly executed as of the date first above written.

BORROWER:

FRANKLIN STREET PROPERTIES CORP.,
a Maryland corporation

By:
Name:
Title:

LOAN AND PAYMENTS WITH RESPECT THERETO

DATE	TYPE OF LOAN MADE	AMOUNT OF LOAN MADE	END OF INTEREST PERIOD	AMOUNT OF PRINCIPAL OR INTEREST PAID THIS DATE	OUTSTANDING PRINCIPAL BALANCE THIS DATE	NOTATION MADE BY

EXHIBIT E

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:                 ,

To:          JPMorgan Chase Bank, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of November 30, 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Franklin Street Properties Corp. (the “Borrower”), the Lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the                                                of Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1.             The Borrower has delivered the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of the Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1.             The Borrower has delivered the unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of the Borrower ended as of the above date.  Such financial statements fairly present, in all material respects, the financial condition, results of operations and cash flows of the Consolidated Parties in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2.             The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Borrower during the accounting period covered by such financial statements.

3.             A review of the activities of the Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrower performed and observed all its Obligations under the Loan Documents, and

[select one: ]

[to the knowledge of the undersigned, during such fiscal period no Default or Event of Default has occurred and is continuing.]

—or—

[to the knowledge of the undersigned, during such fiscal period the following Defaults and Events of Default exist:(1)]

4.             The representations and warranties of the Borrower contained in Article V of the Agreement are true and correct in all material respects on and as of the date hereof, except (a) to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and (b) except that (i) the representations and warranties contained in subsections (a), (b) and (c) of Section 5.05 refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01; and (ii) the representations and warranties contained in Section 5.13(a) refer to the most recent update to Schedule 5.13(a) furnished pursuant to Section 6.02(a)(ii), and are true and correct in all material respects as of the effective date of such update, and (iii) the representations and warranties contained in the first and second sentences of Section 5.21 refer to the most recent update to Schedule 5.21 furnished pursuant to Section 6.02(a)(i), and are true and correct in all material respects as of the effective date of such update.

5.             The financial covenant analyses and information set forth on Schedule 1 attached hereto are true and accurate in all material respects as of the Financial Statement Date covered by this Certificate.

The updates to Schedules 5.21 and 5.13(a) attached hereto and the list of all Projects Under Development attached hereto are true and accurate on and as of the Financial Statement Date covered by this Certificate.

(1)  Specify nature and extent thereof and what action Borrower proposes to take with respect thereto.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of                      ,            .

BORROWER:

Franklin Street Properties Corp.,
a Maryland corporation

By:
Name:
Title:

SCHEDULE 1

Franklin Street Properties Corp.

Financial Covenants

                            [Date]

(in thousands, except percentages and ratios)

1.  Maximum Leverage Ratio

Total Indebtedness	Total Asset Value	Indebtedness to Total Asset Value

Not to exceed 60% to be increased to 65% for the succeeding two fiscal quarters following the conclusion of the fiscal quarter in which a Significant Acquisition occurs

Total Asset Value
Unencumbered Asset Value (see Schedule A)
Encumbered Asset Value (see Schedule B)
Unrestricted Cash
Cash Equivalents
Book value of unimproved land holdings
Book value of construction in progress
Carrying value of performing mortgage loans

Assets Held for Syndication

Mortgage Loan Receivable

Investment in Sponsored REITs

Total Asset Value

Total Indebtedness Revolver Loan Balance Term Loan Balance Derivative Termination Value Secured Debt Other Indebtedness Exclude Hedge Ineffectiveness
Consolidated Parties’ Equity Percentage of Indebtedness of Unconsolidated Affiliates
Total Indebtedness

2. Maximum Secured Leverage Ratio
$
Secured Indebtedness of the Consolidated Parties
Total Asset Value
% of Secured Indebtedness over Total Asset Value
Maximum % of secured Indebtedness not to exceed 30% of Total Asset Value

3.  Minimum Fixed Charge Coverage Ratio

	Adjusted EBITDA	Fixed Charges	Adjusted EBITDA to Fixed Charge Ratio
Minimum 1.5:1	$

4.  Maximum Unencumbered Leverage Ratio

Unsecured Indebtedness	Unencumbered Asset Value	Leverage Ratio

Not to exceed 60% to be increased to 65% for the succeeding two fiscal quarters following the conclusion of the fiscal quarter in which a Significant Acquisition occurs and no one Property to exceed 20%

5.  Minimum Unsecured Interest Coverage

	Quarterly Unencumbered NOI	Interest Expense	NOI to Interest Expense

Equal to 1.75:1 or more

6.   Minimum Tangible Net Worth(2)

Total Assets, less:	$
(a) Book Value of Intangible Assets
(b) Write-up of book value subsequent to Balance Sheet date
(c) Subscriptions Receivable
(d) Derivative assets
Total Liabilities (excluding derivative liabilities)
Tangible Net Worth
Required Net Worth
Required as of 6/30/2016		$682,422,341
Equity Offering after 7/21/2016 (add 75% of net proceeds from equity offerings)
ATM Equity Offering after 7/21/2016 (add 75% of net proceeds from equity offerings)
Required Net Worth

(2)  Total Assets and Total Liabilities shall also exclude an asset or liability created by Hedge Ineffectiveness and the Swap Termination Value.

Franklin Street Properties Corp.

Financial Covenants

                        [Date]

Schedule A

Unencumbered Asset Value

	Date	Cap Rate	Unencumbered Asset Value

Quarterly NOI	$
	x 4	7.0%/7.5% (3)	$
Annual NOI	$
	x 4	7.0%/7.5% (3)	$

Acquisition costs of new properties (for first 4 quarters)			$

Unencumbered Asset Value			$

(3)  7.0% for CBD or Urban Infill Property/7.5% for Suburban Property

Schedule B

Encumbered Asset Value

	Date	Cap Rate	Encumbered Asset Value

Quarterly NOI	$
	x 4	7.0%/7.5% (4)	$
Annual NOI	$
	x 4	7.0%/7.5% (4)	$
Acquisition costs of new properties (for first 4 quarters)			$
Encumbered Asset Value			$

(4)  7.0% for CBD or Urban Infill Property/7.5% for Suburban Property

Franklin Street Properties Corp.
Consolidated Balance Sheets

(Audited/Unaudited)

                     [Date]

[To be inserted]

Franklin Street Properties Corp.

Consolidated Statement of Income

(Audited/Unaudited)

                    [Date]

[To be inserted]

EBITDA
Net Income
Non-recurring/Extraordinary /GOS/Acq Cost
Interest including deferred financing costs
Taxes
Depreciation & Amortization
Amortization of leases (in revenue)
Pro Rata Share Unconsolidated Affiliates
Hedge ineffectiveness

EBITDA
Capital Item allowance ($.30 sf/year)
Adjusted EBITDA

Franklin Street Properties Corp.

Financial Covenants

Quarterly Debt Service

                     [Date]

Interest Expense

Franklin Street Properties Corp.

Property NOI

                                   [Date]

						Actual	Actual
					Cost	Q_ NOI	Q_ NOI
	Name	City	State	S.F.	Most Recent FQ	Most Recent FQ	Same Quarter Prior Year

				—	—	—	—
Unencumbered NOI
	Property NOI for the quarter					—	—
Less: Capital Item allowance $(.30 sf/year, including acquisitions)
(a)	Adjustment for management fees to 3%
						—	—

	Property NOI for the quarter					—	—
	Less: New acquisitions (if less than 4 quarters)					—	—
Less: Capital Item allowance $(.30 sf/year, including acquisitions)
(a)	Adjustment for management fees to 3%
NOI for Unencumbered Asset Value calculation

	Cap rate per loan agreement					7.0%/7.5%(5)	7.0%/7.5%(6)

Value of the Properties:
	Calculated above					—	—
	Acquisitions at cost					—	—
	Unencumbered Asset Value					—	—

Encumbered NOI

(a)	NOI is net of actual management fees paid, adjustment is to (increase)/decrease fees to 3% level

(5)  7.0% for CBD or Urban Infill Property/7.5% for Suburban Property

(6)  7.0% for CBD or Urban Infill Property/7.5% for Suburban Property

Franklin Street Properties Corp.

Management Fee Calculation(7)

                      [Date]

	9 Months	6 Months	3 Months

Calculation:
Total rental revenue for 10-Q/10-K

Excluded revenues:
Termination Fees
Amort - Favorable lease
Lease Induce/Rent reduct
FASB 13 Revenue
Management fee & interest income
Total excluded revenues

Gross revenues	$	$	$

3% of Gross Revenues	$	$	$

Less Actual management fees charged:

Adjustment required	$	$	$

(7)  To be adjusted as appropriate to determine management fees for the quarter.

EXHIBIT F 1

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the] [each](8) Assignor identified in item 1 below ([the] [each, an] “Assignor”) and [the] [each] Assignee identified in item 2 below ([the] [each, an] “Assignee”).  [It is understood and agreed that the rights and obligations of [the Assignors] [the Assignees] hereunder are several and not joint.](9)  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the] [each] Assignor hereby irrevocably sells and assigns to [the Assignee] [the respective Assignees], and [the] [each] Assignee hereby irrevocably purchases and assumes from [the Assignor] [the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s] [the respective Assignors’] rights and obligations in [its capacity as a Lender] [their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor] [the respective Assignors] under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)] [the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the] [any] Assignor to [the] [any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the] [an] “Assigned Interest”).  Each such sale and assignment is without recourse to [the] [any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the] [any] Assignor.

5.	Assignor[s]:

6.	Assignee[s]:

(8)  For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment if from a single Assignor, choose the first bracketed language.  If the assignment if from multiple Assignors, choose the second bracketed language.

(9)  Include bracketed language if there are either multiple Assignors or multiple Assignees.

F-1-1

[for each Assignee, indicate [Affiliate] [Approved Fund] of [identify Lender]]

7.             Borrower(s):          Franklin Street Properties Corp.

8.             Administrative Agent:  JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

9.             Credit Agreement:  Credit Agreement, dated as of November 30, 2016, among Franklin Street Properties Corp., the Lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent

10.          Assigned Interest[s]:

LOAN(S)

ASSIGNOR[S]	ASSIGNEE[S]	FACILITY ASSIGNED	AGGREGATE AMOUNT OF COMMITMENT FOR ALL LENDERS(10)	AMOUNT OF COMMITMENT ASSIGNED	PERCENTAGE ASSIGNED OF COMMITMENT(11)		CUSIP NUMBER
		Term Loan Commitment	$	$		%
			$	$		%

(10)  Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

(11)  Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

F-1-2

ASSIGNOR[S]	ASSIGNEE[S]	FACILITY ASSIGNED	AGGREGATE AMOUNT OF COMMITMENT FOR ALL LENDERS(12)	AMOUNT OF COMMITMENT ASSIGNED		PERCENTAGE ASSIGNED OF COMMITMENT (13)	CUSIP NUMBER
		Term Loan Commitment	$	$	%
			$	$	%

11.          [Trade Date:                           ]

Effective Date:                    , 20   [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

(12)  To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

(13)  Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

F-1-3

ASSIGNOR:

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE:

[NAME OF ASSIGNEE]

By:
Title:

[Consented to and](14)

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Title:

[Consented to:](15)

By:
Title:

(14)  To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

(15)  To be added only if the consent of the Borrower and/or other parties is required by the terms of the Credit Agreement.

F-1-4

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

FRANKLIN STREET PROPERTIES CORP. — CREDIT AGREEMENT

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

SECTION 1.                            REPRESENTATIONS AND WARRANTIES.

Section 1.1.                                Assignor.  [The] [Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the] [[the relevant] Assigned Interest, (ii) [the] [such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of their Subsidiaries or Affiliates or any other Person of any of its respective obligations under any Loan Document.

Section 1.2.                                Assignee.  [The] [Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.06(b)(iii) and (v) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.06(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the] [the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the] [such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the] [such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the] [such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the] [such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the] [such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the] [any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will

F-1-5

perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

SECTION 2.                            PAYMENTS.

From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the] [each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the] [the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the] [the relevant] Assignee for amounts which have accrued from and after the Effective Date.

SECTION 3.                            GENERAL PROVISIONS.

This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York (without giving effect to New York’s principles of conflicts of law).

F-1-6

EXHIBIT F 2

FORM OF ADMINISTRATIVE QUESTIONNAIRE

ADMINISTRATIVE DETAILS REPLY FORM

FAX ALONG WITH COMMITMENT LETTER TO:  [                              ]

[                              ]

I.                                        BORROWER NAME:                         Franklin Street Properties Corp.

$150,000,000 Senior Unsecured Credit Facility

II.                                   LEGAL NAME OF LENDER FOR SIGNATURE PAGE:

III.                              NAME OF LENDER FOR ANY EVENTUAL TOMBSTONE:

IV. DOMESTIC ADDRESS	V. EURODOLLAR ADDRESS:

VI.                               CONTACT INFORMATION

	CREDIT CONTACT	OPERATIONS CONTACT	LEGAL COUNSEL
Name:
Title:
Address:

Telephone
Facsimile:
E Mail Address:

	BID CONTRACT	DRAFT DOCUMENTATION CONTRACT
Name:
Title:
Address:

Telephone
Facsimile:
E Mail Address:

F-2-1

VII.                          LENDER’S FED WIRE PAYMENT INSTRUCTIONS

Pay to:

(Name of Lender)

(ABA#) (City/State)

(Account #) (Account Name)

(Attention)

VIII.                     ORGANIZATIONAL STRUCTURE:

Foreign Br., organized under which laws, etc.

Lenders Tax ID:

Tax withholding Form Attached (For Foreign Buyers)

☐                                    Form W-9

☐                                    Form W-8

☐                                    Form 4224 effective:

☐                                    Form 1001

☐                                    W/Hold     % Effective

☐                                    Form 4224 on file with JP Morgan Chase Bank N.A. from pervious current years transaction

IX.                               JPMORGAN CHASE BANK, N.A. PAYMENT INSTRUCTIONS:

Pay to:                                                         JPMorgan Chase Bank, N.A.

ABA #

Acct Name:  JPMorgan

Acct No:

Attention:  [Agency Services]

Reference:  [Franklin Street]

X.                                    NAME OF AUTHORIZED OFFICER:

Name:
Signature:
Date:

F-2-2

EXHIBIT G

FORM OF SUBSIDIARY GUARANTY

CONTINUING GUARANTY

FOR VALUE RECEIVED, the sufficiency of which is hereby acknowledged, and in consideration of credit and/or financial accommodation heretofore or hereafter from time to time made or granted to FRANKLIN STREET PROPERTIES CORP., a Maryland corporation, (the “Borrower”) by JPMORGAN CHASE BANK, N.A., as Administrative Agent and a Lender and the other lenders party to that certain Credit Agreement dated as of November 30, 2016 (as amended, restated, extended, supplemented, or otherwise modified in writing from time to time, the “Agreement”) by and among Borrower, JPMorgan Chase Bank, N.A. and the other lenders from time to time party thereto (JPMorgan Chase Bank, N.A. together with such lenders from time to time party to the Agreement are collectively referred to herein as the “Lender”), the undersigned Guarantor (the “Guarantor”) hereby furnishes its guaranty as follows:

1.             Guaranty.  The Guarantor hereby unconditionally and irrevocably guarantees to Lender the full and prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of the Guaranteed Obligations (as hereafter defined) and the punctual performance of all of the terms contained in the documents executed by the Borrower in favor of Lender in connection with the Guaranteed Obligations.  This Guaranty is a guaranty of payment and performance and is not merely a guaranty of collection.  As used herein, the term “Guaranteed Obligations” means any and all existing and future indebtedness, obligations, and liabilities of every kind, nature and character, direct or indirect, absolute or contingent, liquidated or unliquidated, voluntary or involuntary and whether for principal, interest, premiums, fees indemnities, damages, costs, expenses or otherwise, of the Borrower to the Lender arising under the Agreement and any instruments, agreements or other documents of any kind or nature now or hereafter executed in connection with the Agreement with respect to any loan or letter of credit thereunder (including all renewals, extensions, amendments, refinancings and other modifications thereof and all costs, reasonable attorneys’ fees and expenses incurred by the Lender in connection with the collection or enforcement thereof).  Without limiting the generality of the foregoing, the Guaranteed Obligations shall include any such indebtedness, obligations, and liabilities of the Borrower to the Lender arising under the Agreement and any instruments, agreements or other documents of any kind or nature now or hereafter executed in connection with the Agreement with respect to any loan or letter of credit thereunder (including all renewals, extensions, amendments, refinancings and other modifications thereof) which may be or hereafter become unenforceable or shall be an allowed or disallowed claim under any proceeding or case commenced by or against the Guarantor or the Borrower under the Bankruptcy Code (Title 11, United States Code), any successor statute or any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally (collectively, “Debtor Relief Laws”), and shall include interest that accrues after the commencement by or against the Borrower of any proceeding under any Debtor Relief Laws.  Anything contained herein to the contrary notwithstanding, the obligations of the Guarantor hereunder at any time shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code (Title 11, United States Code) or any comparable provisions of any similar federal or state law.

2.             No Setoff or Deductions; Taxes; Payments.  The Guarantor shall to the extent permitted by applicable Laws make all payments hereunder without setoff or counterclaim and free and clear of and without deduction for any Indemnified Taxes.  If, however, applicable Laws require the Guarantor to withhold or deduct any Taxes, such Taxes shall be withheld or deducted in accordance with such Laws as determined by the Guarantor taking account the information and documentation to be delivered pursuant to the Agreement.  To the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the Guarantor shall be increased in accordance with Section 3.01 of the Agreement so that after any required withholding or deduction the Lender receives an amount equal to the sum it would have received had no such withholding or deduction for Indemnified Taxes been made.  The obligations of the Guarantor under this paragraph shall survive the payment in full of the Guaranteed Obligations and termination of this Guaranty.

3.             Rights of Lender.  The Guarantor consents and agrees that the Lender may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof:  (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Guaranteed Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Guaranteed Obligations; (c) apply such security and direct the order or manner of sale thereof as the Lender in its sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Guaranteed Obligations.  Without limiting the generality of the foregoing, the Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of the Guarantor under this Guaranty or which, but for this provision, might operate as a discharge of the Guarantor.

4.             Certain Waivers.  The Guarantor waives to the fullest extent permitted by law (a) any defense arising by reason of any disability or other defense of the Borrower or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of the Lender) of the liability of the Borrower; (b) any defense based on any claim that the Guarantor’s obligations exceed or are more burdensome than those of the Borrower; (c) the benefit of any statute of limitations affecting the Guarantor’s liability hereunder; (d) any right to require the Lender  to proceed against the Borrower, proceed against or exhaust any security for the Guaranteed Obligations, or pursue any other remedy in the Lender ‘s power whatsoever and any defense based upon the doctrines of marshalling of assets or of election of remedies; (e) any benefit of and any right to participate in any security now or hereafter held by the Lender; (f) any fact or circumstance related to the Guaranteed Obligations which might otherwise constitute a defense to the obligations of the Guarantor under this Guaranty and (g) any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties, other than the defense that the Guaranteed Obligations have been fully performed and indefeasibly paid in full in cash.

The Guarantor expressly waives all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Guaranteed Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Guaranteed Obligations. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Guaranteed Obligations or any instrument or agreement evidencing any Guaranteed Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Guaranteed Obligations which might otherwise constitute a defense to the obligations of the Guarantor under this Guaranty, and the Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.

5.             Obligations Independent.  The obligations of the Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Guaranteed Obligations and the obligations of any other guarantor, and a separate action may be brought against the Guarantor to enforce this Guaranty whether or not the Borrower or any other person or entity is joined as a party.

6.             Subrogation.  The Guarantor shall not exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Guaranteed Obligations and any amounts payable under this Guaranty have been indefeasibly paid and performed in full and any commitments of the Lender or facilities provided by the Lender with respect to the Guaranteed Obligations are terminated.  If any amounts are paid to the Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Lender and shall forthwith be paid to the Lender to reduce the amount of the Guaranteed Obligations, whether matured or unmatured.

7.             Termination; Reinstatement.  This Guaranty is a continuing and irrevocable guaranty of all Guaranteed Obligations now or hereafter existing and shall, unless earlier released in accordance with the Agreement, remain in full force and effect until all Guaranteed Obligations and any other amounts payable under this Guaranty are indefeasibly paid in full in cash and any commitments of the Lender or facilities provided by the Lender with respect to the Guaranteed Obligations are terminated.  Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Borrower or the Guarantor is made, or the Lender exercises its right of setoff, in respect of the Guaranteed Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Lender is in possession of or has released this Guaranty and regardless of any prior revocation, rescission, termination or reduction.  The obligations of the Guarantor under this paragraph shall survive termination of this Guaranty.

8.             Subordination.  The Guarantor hereby subordinates the payment of all obligations and indebtedness of the Borrower owing to the Guarantor, whether now existing or hereafter arising, including but not limited to any obligation of the Borrower to the Guarantor as subrogee of the Lender or resulting from the Guarantor’s performance under this Guaranty, to the indefeasible payment in full in cash of all Guaranteed Obligations.  During the continuance of an Event of Default under the Agreement, any such obligation or indebtedness of the Borrower to the Guarantor shall be enforced and performance received by the Guarantor as trustee for the Lender and the proceeds thereof shall be paid over to the Lender on account of the Guaranteed Obligations, but without reducing or affecting in any manner the liability of the Guarantor under this Guaranty.

9.             Stay of Acceleration.  In the event that acceleration of the time for payment of any of the Guaranteed Obligations is stayed, in connection with any case commenced by or against the Guarantor or the Borrower under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by the Guarantor immediately upon demand by the Lender.

10.          Expenses.  The Guarantor shall pay on demand all out of pocket expenses (including reasonable attorneys’ fees and expenses) in any way relating to the enforcement or protection of the Lender’s rights under this Guaranty or in respect of the Guaranteed Obligations, including any incurred during any “workout” or restructuring in respect of the Guaranteed Obligations and any incurred in the preservation, protection or enforcement of any rights of the Lender in any proceeding under any Debtor Relief Laws.  The obligations of the Guarantor under this paragraph shall survive the payment in full of the Guaranteed Obligations and termination of this Guaranty.

11.          Miscellaneous.  The Lender’s books and records showing the amount of the Guaranteed Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon the Guarantor and conclusive, absent manifest error, for the purpose of establishing the amount of the Guaranteed Obligations.  No provision of this Guaranty may be waived, amended, supplemented or modified, except by a written instrument executed by the Administrative Agent (with approval of the Required Lenders) and the Guarantor.  No failure by the Lender to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law or in equity.  The unenforceability or invalidity of any provision of this Guaranty shall not affect the enforceability or validity of any other provision herein.  Unless otherwise agreed by the Lender and the Guarantor in writing, this Guaranty is not intended to supersede or otherwise affect any other guaranty now or hereafter given by the Guarantor for the benefit of the Lender or any term or provision thereof.  Capitalized terms used herein without definition shall have the meaning ascribed to such terms in the Agreement.

12.          Condition of Borrower.  The Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Borrower and any other guarantor such information concerning the financial condition, business and operations of the Borrower and any such other guarantor as the Guarantor requires, and that the Lender has no duty, and the Guarantor is not relying on the Lender at any time, to disclose to the Guarantor any information relating to the business, operations or financial condition of the Borrower or any other guarantor (the guarantor waiving any duty on the part of the Lender to disclose such information and any defense relating to the failure to provide the same).

13.          Setoff.  If an Event of Default has occurred and is continuing and if and to the extent any payment is not made when due hereunder, the Lender may setoff and charge from time to time any amount so due against any or all of the Guarantor’s accounts or deposits with the Lender.

14.          Representations and Warranties.  The Guarantor represents and warrants that (a) it is organized and resident in the United States of America; (b) it is duly organized and in good standing under the laws of the jurisdiction of its organization and has full capacity and right to make and perform this Guaranty, and all necessary authority has been obtained; (c) this Guaranty constitutes its legal, valid and binding obligation enforceable in accordance with its terms; (d) the making, existence, and performance of this Guaranty does not and will not violate the provisions of any applicable law, regulation or order, and does not and will not result in the breach of, or constitute a default or require any consent under, any material agreement, instrument, or document to which it is a party or by which it or any of its property may be bound or affected; and (e) all consents, approvals, licenses and authorizations of, and filings and registrations with, any governmental authority required under applicable law and regulations for the making and performance of this Guaranty have been obtained or made and are in full force and effect.

15.          GOVERNING LAW; Assignment; Jurisdiction; Notices.  THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK.  This Guaranty shall (a) bind the Guarantor and its successors and assigns, provided that the Guarantor may not assign its rights or obligations under this Guaranty without the prior written consent of the Lender (and any attempted assignment without such consent shall be void), and (b) inure to the benefit of the Lender and its successors and permitted assigns under the Agreement.  The Guarantor hereby irrevocably (i) submits to the non-exclusive jurisdiction of any United States Federal or State court sitting in the State of New York, City of New York in any action or proceeding arising out of or relating to this Guaranty, and (ii) waives to the fullest extent permitted by law any defense asserting an inconvenient forum in connection therewith.  Service of process by the Lender in connection with such action or proceeding shall be binding on the Guarantor if sent to the Guarantor by registered or certified mail at its address specified below or such other address as from time to time notified by the Guarantor.  The Guarantor agrees that, subject to the Section 10.07 of the Agreement, the Lender may disclose to any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations of all or part of the Guaranteed Obligations, any and all information in the Lender’s possession concerning the Guarantor this Guaranty and any security for this Guaranty.  All notices and other communications to the Guarantor under this Guaranty shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier to the Guarantor at its address set forth below or at such other address in the United States as may be specified by the Guarantor in a written notice delivered to the Lender at such office as the Lender may designate for such purpose from time to time in a written notice to the Guarantor.

16.          WAIVER OF JURY TRIAL; FINAL AGREEMENT.  TO THE EXTENT ALLOWED BY APPLICABLE LAW, THE GUARANTOR AND THE LENDER EACH IRREVOCABLY WAIVES TRIAL BY JURY WITH RESPECT TO ANY ACTION, CLAIM, SUIT OR PROCEEDING ON, ARISING OUT OF OR RELATING TO THIS GUARANTY OR THE GUARANTEED OBLIGATIONS.  THIS GUARANTY REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

Executed this     day of                 ,      .

[NAME OF THE GUARANTOR]

By:
Name:
Title:
Address:

EXHIBIT I-1

FORM OF
U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement dated as of November 30, 2016 (as extended, renewed, amended or restated from time to time, the “Credit Agreement”) among Franklin Street Properties Corp. (the “Borrower”), the Lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent (the “Administrative Agent”).  Terms defined in the Credit Agreement are used herein with the same meaning.

Pursuant to the provisions of Section 3.01 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non U.S. Person status on IRS Form W-8BEN.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF THE LENDER]

By:
Name:
Title:
Address:

Date: , 20[ ]

I-1-1

EXHIBIT I-2

FORM OF
U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement dated as of November 30, 2016 (as extended, renewed, amended or restated from time to time, the “Credit Agreement”) among Franklin Street Properties Corp. (the “Borrower”), the Lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent (the “Administrative Agent”).  Terms defined in the Credit Agreement are used herein with the same meaning.

Pursuant to the provisions of Section 3.01 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non U.S. Person status on IRS Form W-8BEN.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF THE PARTICIPANT]

By:
Name:
Title:
Address:

Date: , 20[ ]

I-2-1

EXHIBIT I 3

FORM OF
U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement dated as of November 30, 2016 (as extended, renewed, amended or restated from time to time, the “Credit Agreement”) among Franklin Street Properties Corp. (the “Borrower”), the Lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent (the “Administrative Agent”).  Terms defined in the Credit Agreement are used herein with the same meaning.

Pursuant to the provisions of Section 3.01 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF THE PARTICIPANT]

By:
Name:
Title:
Address:

Date: , 20[ ]

I-3-1

EXHIBIT I-4

FORM OF
U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement dated as of November 30, 2016 (as extended, renewed, amended or restated from time to time, the “Credit Agreement”) among Franklin Street Properties Corp. (the “Borrower”), the Lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent (the “Administrative Agent”).  Terms defined in the Credit Agreement are used herein with the same meaning.

Pursuant to the provisions of Section 3.01 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W 8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF THE LENDER]

By:
Name:
Title:
Address:

Date: , 20[ ]

I-4-1

SCHEDULE 1

Intentionally Omitted

Schedule 1-2

SCHEDULE 2.01

COMMITMENTS
AND APPLICABLE PERCENTAGES

LENDER	TERM LOAN COMMITMENT	APPLICABLE PERCENTAGE
JPMorgan Chase Bank, N.A.	$50,000,000	33.33334%
Citizens Bank, N.A.	$50,000,000	33.33333%
Bank of Montreal	$50,000,000	33.33333%
TOTAL:	$150,000,000.00	100.0000000000%

Schedule 2.01-1

SCHEDULE 5.05

SUPPLEMENT TO INTERIM FINANCIAL STATEMENTS

None.

Schedule 5.05-1

SCHEDULE 5.06

LITIGATION

None.

Schedule 5.06-1

SCHEDULE 5.09

ENVIRONMENTAL DISCLOSURE ITEMS

None.

Schedule 5.09-1

SCHEDULE 5.12(d)

PENSION PLAN OBLIGATIONS

None.

Schedule 5.12(d)-1

SCHEDULE 5.13

SUBSIDIARIES; OTHER EQUITY INVESTMENTS

Part (a).  Subsidiaries.

	NAME	FORM OF ENTITY	JURISDICTION OF ORGANIZATION
1.	FSP 121 South Eighth Street LLC	limited liability company	Delaware
2.	FSP 1001 17th Street LLC	limited liability company	Delaware
3.	FSP 1999 Broadway LLC	limited liability company	Delaware
4.	FSP 380 Interlocken Corp.	corporation	Delaware
5.	FSP 390 Interlocken LLC	limited liability company	Delaware
6.	FSP 4807 Stonecroft Boulevard LLC	limited liability company	Delaware
7.	FSP 4820 Emperor Boulevard LLC	limited liability company	Delaware
8.	FSP 5010 Street LLC	limited liability company	Delaware
9.	FSP 505 Waterford LLC	limited liability company	Delaware
10.	FSP 600 17th Street LLC	limited liability company	Delaware
11.	FSP 801 Marquette Avenue LLC	limited liability company	Delaware
12.	FSP 909 Davis Street LLC	limited liability company	Delaware
13.	FSP 999 Peachtree Street LLC	limited liability company	Delaware
14.	FSP Addison Circle Corp.	corporation	Delaware
15.	FSP Addison Circle Limited Partnership	limited partnership	Texas
16.	FSP Addison Circle LLC	limited liability company	Delaware
17.	FSP Blue Lagoon Drive Corp.	corporation	Delaware
18.	FSP Blue Lagoon Drive LLC	limited liability company	Delaware
19.	FSP Collins Crossing Corp.	corporation	Delaware
20.	FSP Collins Crossing Limited Partnership	limited partnership	Texas
21.	FSP Collins Crossing LLC	limited liability company	Delaware
22.	FSP Dulles Virginia LLC	limited liability company	Delaware
23.	FSP East Baltimore Street LLC	limited liability company	Delaware
24.	FSP Eldridge Green Corp.	corporation	Delaware
25.	FSP Eldridge Green Limited Partnership	limited partnership	Texas
26.	FSP Eldridge Green LLC	limited liability company	Delaware
27.	FSP Emperor Boulevard Limited Partnership	limited partnership	Delaware
28.	FSP Forest Park IV LLC	limited liability company	Delaware
29.	FSP Forest Park IV NC Limited Partnership	limited partnership	North Carolina
30.	FSP GN Dallas LLC	limited liability company	Delaware
31.	FSP Greenwood Plaza Corp.	corporation	Delaware
32.	FSP Hillview Center Limited Partnership	limited partnership	Massachusetts
33.	FSP Holdings LLC	limited liability company	Delaware
34.	FSP HPI LLC	limited liability company	Delaware
35.	FSP Innsbrook Corp.	corporation	Delaware

Schedule 5.13-1

	NAME	FORM OF ENTITY	JURISDICTION OF ORGANIZATION
36.	FSP Interlocken LLC	limited liability company	Delaware
37.	FSP Investments LLC	limited liability company	Massachusetts
38.	FSP Irving Texas LLC	limited liability company	Delaware
39.	FSP Legacy Tennyson Center LLC	limited partnership	Texas
40.	FSP Liberty Plaza Limited Partnership	limited partnership	Texas
41.	FSP Northwest Point LLC	limited liability company	Delaware
42.	FSP One Overton Park LLC	limited liability company	Delaware
43.	FSP One Legacy Circle LLC	limited liability company	Delaware
44.	FSP One Ravinia Drive LLC	limited liability company	Delaware
45.	FSP Park Ten Development Corp.	corporation	Delaware
46.	FSP Park Ten Development LLC	limited liability company	Delaware
47.	FSP Park Ten Limited Partnership	limited partnership	Texas
48.	FSP Park Ten LLC	limited liability company	Delaware
49.	FSP Park Ten Phase II Limited Partnership	limited partnership	Texas
50.	FSP Pershing Park Plaza LLC	limited liability company	Delaware
51.	FSP Plaza Seven LLC	limited liability company	Delaware
52.	FSP Property Management LLC	limited liability company	Massachusetts
53.	FSP Protective TRS Corp.	corporation	Massachusetts
54.	FSP REIT Protective Trust	trust	Massachusetts
55.	FSP River Crossing LLC	limited liability company	Delaware
56.	FSP Two Ravinia Drive LLC	limited liability company	Delaware
57.	FSP UC LLC	limited liability company	Delaware
58.	FSP Westchase LLC	limited liability company	Delaware

Part (b).  Sponsored REITs

	SPONSORED REIT NAME	FORM OF ENTITY	JURISDICTION OF ORGANIZATION
1.	FSP 1441 Main Street Corp.	corporation	Delaware
2.	FSP 1441 Main Street LLC	limited liability company	Delaware
3.	FSP 1441 Main Street TRS Corp.	corporation	Delaware
4.	FSP 1441 Main Street Trust	trust	Delaware
5.	FSP 303 East Wacker Drive Corp.	corporation	Delaware
6.	FSP 303 East Wacker Drive LLC	limited liability company	Delaware
7.	FSP 385 Interlocken Development Corp Liquidating Trust	N/A	N/A
8.	FSP 50 South Tenth Street Corp. Liquidating Trust	N/A	N/A
9.	FSP 505 Waterford Corp. Liquidating	N/A	N/A

Schedule 5.13-2

	SPONSORED REIT NAME	FORM OF ENTITY	JURISDICTION OF ORGANIZATION
Trust
10.	FSP 5601 Executive Drive Corp. Liquidating Trust	N/A	N/A
11.	FSP Centre Pointe V Corp.	corporation	Delaware
12.	FSP Centre Pointe V LLC	limited liability company	Delaware
13.	FSP Energy Tower I Corp.	corporation	Delaware
14.	FSP Energy Tower I Limited Partnership	limited partnership	Texas
15.	FSP Energy Tower I LLC	limited liability company	Delaware
16.	FSP Energy Tower I TRS Corp.	corporation	Delaware
17.	FSP Galleria North Corp. Liquidating Trust	N/A	N/A
18.	FSP Grand Boulevard Corp.	corporation	Delaware
19.	FSP Grand Boulevard LLC	limited liability company	Delaware
20.	FSP Highland Place I Corp Liquidating Trust	N/A	N/A
21.	FSP Lakeside Crossing II Corp Liquidating Trust	N/A	N/A
22.	FSP Monument Circle Corp.	corporation	Delaware
23.	FSP Monument Circle LLC	limited liability company	Delaware
24.	FSP Phoenix Tower Corp. Liquidating Trust	N/A	N/A
25.	FSP Satellite Place Corp.	corporation	Delaware
26.	FSP Union Centre Corp Liquidating Trust	N/A	N/A

Schedule 5.13-3

SCHEDULE 5.21 [TO BE UPDATED BY BORROWER]

UNENCUMBERED ASSET POOL PROPERTIES

ELIGIBLE UNENCUMBERED PROPERTY POOL PROPERTIES

	NAME	CITY	STATE	TYPE	S.F.	CBD & URBAN INFILL	SUBURBAN
1.	Hillview Center	Milpitas	CA	Office	36,288	X
2.	Forest Park	Charlotte	NC	Office	62,212		X
3.	Meadow Point	Chantilly	VA	Office	138,537		X
4.	Timberlake	Chesterfield	MO	Office	234,496		X
5.	Federal Way	Federal Way	WA	Office	117,010		X
6.	Northwest Point	Elk Grove Village	IL	Office	176,848		X
7.	Timberlake East	Chesterfield	MO	Office	117,036		X
8.	Park Ten	Houston	TX	Office	157,460		X
9.	Addison Circle	Addison	TX	Office	288,667	X
10.	Collins Crossing	Richardson	TX	Office	300,887	X
11.	Innsbrook	Glen Allen	VA	Office	298,456		X
12.	380 Interlocken	Broomfield	CO	Office	240,185		X
13.	Blue Lagoon Drive	Miami	FL	Office	212,619	X
14.	Eldridge Green	Houston	TX	Office	248,399	X
15.	Greenwood Plaza	Englewood	CO	Office	196,236	X
16.	River Crossing	Indianapolis	IN	Office	205,059	X
17.	Park Ten Phase II	Houston	TX	Office	156,746		X
18.	Liberty Plaza	Addison	TX	Office	218,934	X
19.	One Overton Place	Atlanta	GA	Office	387,267	X
20.	390 Interlocken	Broomfield	CO	Office	241,751		X
21.	East Baltimore	Baltimore	MD	Office	325,445	X
22.	Loudoun Tech Center	Dulles	VA	Office	136,658		X
23.	Stonecroft	Chantilly	VA	Office	111,469		X
24.	121 South 8th Street	Minneapolis	MN	Office	305,990	X
25.	801 Marquette	Minneapolis	MN	Office	169,022	X
26.	Emperor Boulevard	Durham	NC	Office	259,531		X
27.	Legacy Tennyson Center	Plano	TX	Office	202,600		X
28.	One Legacy Circle	Plano	TX	Office	214,110	X
29.	909 Davis Street	Evanston	IL	Office	195,080	X
30.	One Ravinia Drive	Atlanta	GA	Office	386,603	X
31.	Westchase	Houston	TX	Office	629,025	X
32.	Peachtree Street	Atlanta	GA	Office	621,946	X
33.	1999 Broadway	Denver	CO	Office	676,379	X
34.	1001 17th Street	Denver	CO	Office	655,420	X

Schedule 5.21-1

	NAME	CITY	STATE	TYPE	S.F.	CBD & URBAN INFILL	SUBURBAN
35.	Two Ravinia Drive	Atlanta	GA	Office	442,130	X
36.	Plaza Seven	Minneapolis	MN	Office	326,222	X
37.	Pershing Park Plaza	Denver	CO	Office	160,145	X

Schedule 5.21-2

SCHEDULE 7.02(g)

INVESTMENTS

None.

Schedule 7.02(g)-1

SCHEDULE 7.08

TRANSACTIONS WITH AFFILIATES

None.

Schedule 7.08-1

SCHEDULE 10.02

ADMINISTRATIVE AGENT’S OFFICE;

CERTAIN ADDRESSES FOR NOTICES

BORROWER:

401 Edgewater Place, Suite 200

Wakefield, Massachusetts 01880

Attention:  Chief Financial Officer

Telephone:  (781) 557 1300 [(781) 557 1341]

Facsimile: (781) 246 2807

Electronic Mail:  jdemeritt@franklinstreetproperties.com

With an electronic mail copy to:  bfournier@franklinstreetproperties.com, scarter@franklinstreetproperties.com, gcarter@franklinstreetproperties.com, jdemeritt@franklinstreetproperties.com

With a copy to:    WilmerHale

60 State Street

Boston, Massachusetts  02109

Attention:  Jamie Class, Esq.

Telephone:  (617) 526 6871

Telecopier:  (617) 526 5000

Electronic Mail:  jamie.class@wilmerhale.com

[Administrative Agent address on following page(s)]

Schedule 10.02-1

ADMINISTRATIVE AGENT:

Administrative Agent’s Office

(for payments and Requests for Borrowings):

JPMorgan Loan Services

10 South Dearborn, Floor L2

Chicago, IL   60603-2003

Fax:  844-492-3894

Email:  syndications.closing.unit@jpmorgan.com

Administrative Agent’s Closing Contact

JPMorgan Loan Services

10 South Dearborn, Floor L2

Chicago, IL   60603-2003

Fax:  844-492-3894

Email:  syndications.closing.unit@jpmorgan.com

Other Notices as Administrative Agent:

JPMorgan Loan Services

10 South Dearborn, Floor L2

Chicago, IL   60603-2003

Fax:  844-492-3894

Email:  syndications.closing.unit@jpmorgan.com

LENDERS:

JPMorgan Loan Services

10 South Dearborn, Floor L2

Chicago, IL   60603-2003

Fax:  844-492-3894

Email:  syndications.closing.unit@jpmorgan.com

With a copy to: Goulston & Storrs PC

400 Atlantic Avenue

Boston, Massachusetts  02110

Attention:  James H. Lerner, Esq.

Telephone:  (617) 574 3525

Telecopier:  (617) 574 7607

Electronic Mail:  jlerner@goulstonstorrs.com

Schedule 10.02-2

SCHEDULE 10.06(b)(v)

COMPETITORS OF BORROWER

Boston Properties, Inc.

Brandywine Realty Trust

Brookfield Office Properties, Inc.

Camden Property Trust

CB Richard Ellis Group, Inc

CommonWealth REIT

Corporate Office Properties Trust

Douglas Emmett, Inc.

DTC Real Estate

Duke Realty Corporation

Equity Office Management, L.L.C.

Equity Residential

Highwoods Properties, Inc.

Kilroy Realty Corporation

Lexington Realty Trust

Liberty Property Trust

Mack Cali Realty Corporation

MPG Office Trust, Inc.

Parkway Properties, Inc.

PS Business Parks, Inc.

Simon Property Group Inc.

SL Green Realty Corp.

Stifel Nicolaus & Co.

Vornado Realty Trust

Washington Real Estate Investment Trust

W.P. Carey & Co., LLC

Schedule 10.06(b)(v)-1